Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER
by and among

TUMI HOLDINGS, INC.,

SAMSONITE INTERNATIONAL S.A.

and

PTL ACQUISITION INC.

March 3, 2016

TABLE OF CONTENTS
Page
Article 1
DEFINITIONS

Section 1.01	Definitions	2
Section 1.02	Other Definitional and Interpretative Provisions	16
Article 2
THE MERGER
Article 3
THE SURVIVING CORPORATION

Section 3.01	Certificate of Incorporation	22
Section 3.02	Bylaws	22
Section 3.03	Directors and Officers	22
Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

i

Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Article 6
COVENANTS

ii

Article 7
CONDITIONS TO THE MERGER

Section 7.01	Conditions to the Obligations of Each Party	75
Section 7.02	Conditions to the Obligations of Parent and Merger Sub	76
Section 7.03	Conditions to the Obligations of the Company	77
Article 8
TERMINATION

Section 8.01	Termination	78
Section 8.02	Effect of Termination	80
Section 8.03	Company Termination Payments	80
Section 8.04	Parent Termination Payment	81
Article 9
MISCELLANEOUS

iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 3, 2016, is entered into by and among TUMI HOLDINGS, INC., a Delaware corporation (the “Company”), SAMSONITE INTERNATIONAL S.A., a public limited liability company (société anonyme) incorporated and governed by the laws of the Grand-Duchy of Luxembourg, having its registered office at 13-15, avenue de la Liberté, L-1931 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés de Luxembourg) under number B 159469 (“Parent”), and PTL ACQUISITION INC., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”).
WHEREAS, the Company Board (as defined below) has unanimously (i) determined and resolved that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved this Agreement and the Merger, (iii) determined and resolved to recommend that the stockholders of the Company adopt this Agreement and (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned Subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each issued and outstanding share (each, a “Share” and collectively, the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Dissenting Shares (as defined below) and Shares owned by Parent, Merger Sub, the Company or any of their respective wholly owned Subsidiaries (as defined below) (including Shares held in treasury by the Company), will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration (as defined below), on the terms and subject to the conditions set forth herein;
WHEREAS, the Parent Board (as defined below) has unanimously (i) determined and resolved that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of Parent, (ii) approved this Agreement and the Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) determined and resolved to recommend that the shareholders of Parent approve the transactions contemplated by this Agreement, including the Merger and (iv) resolved that the approval of the transactions contemplated by this Agreement, including the Merger, be submitted to a vote at a meeting of shareholders of Parent;
WHEREAS, the Board of Directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth herein; and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS

Section 1.01Definitions.

(a)As used herein, the following terms have the following meanings:
“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less restrictive of, and otherwise no more favorable to, other than in any immaterial respect, the Third Party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives, excluding with respect to the standstill provisions contained in Section 6 of the Confidentiality Agreement.
“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Parent) regarding an Acquisition Transaction.
“Acquisition Transaction” means any transaction (including any single- or multi-step transaction) or series of transactions with a Person or “group” (as defined in Exchange Act) relating to (i) the acquisition of at least fifteen percent (15%) of the assets of, equity interests in, or business of the Company and its Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation, joint venture or other business combination, sale combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or otherwise, or (ii) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings of the Company involved is fifteen percent (15%) or more.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Anticorruption Laws” means the US Foreign Corrupt Practices Act of 1977, as amended and any other anticorruption or anti-bribery Applicable Law applicable to the Company or any of its Subsidiaries.

“Applicable Law” means, with respect to any Person, any supranational, national, federal, state, provincial, local or other law, constitution, treaty, convention, statute, ordinance, code, rule, regulation or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Entity, in each such case that is binding on or applicable to such Person, or its Subsidiaries or its or their respective properties, assets or businesses.
“Audited Balance Sheet” means the audited consolidated balance sheets of the Company as of December 31, 2015.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York (“NY”), Luxembourg or Hong Kong or Governmental Entities in the State of Delaware are authorized or required by Applicable Law to close.
“Closing Date” means the date on which the Closing occurs.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Benefit Plan” means each compensatory or employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, employment, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, for the benefit of any current or former employee, officer, director, consultant or independent contractor (in each case, who is a natural person or is a personal services entity) of the Company or any Subsidiary maintained by the Company or any Subsidiary, or to which the Company or any Subsidiary contributes or is obligated to contribute or otherwise has or would reasonably expected to have any Liability.
“Company Board” means the Board of Directors of the Company.
“Company Employee” means any current or former employee, consultant, independent contractor, officer or director of the Company or any of its Subsidiaries.
“Company’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Schedule 1.01 and the knowledge such individuals would have acquired in the exercise of a reasonable inquiry.
“Company Major Subsidiary” means Tumi, Inc., Tumi Stores, Inc. and any other Subsidiary of the Company that owns assets, or generates revenues or earnings, of five percent (5%) or more of the Company’s consolidated assets, revenues or earnings (as applicable).
“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in combination with any other Effect, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, Liabilities or results of operations of the

Company and its Subsidiaries, taken as a whole, or (ii) would prevent, materially impair or materially delay the timely performance by the Company of, or has or would have a material adverse effect on the ability of the Company to, timely perform, its obligations under this Agreement; provided, however, that, in the case of clause (i) above, no Effect shall constitute a Company Material Adverse Effect to the extent that such Effect arises out of or results from: (A) changes after the date of this Agreement in general global economic or business conditions; (B) general changes after the date of this Agreement in the global securities, credit or other financial markets; (C) changes after the date of this Agreement in conditions generally affecting the industry in which the Company and its Subsidiaries operate; (D) changes after the date of this Agreement in GAAP or Applicable Law or in the enforcement or interpretation thereof; (E) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (F) any hurricane, flood, tornado, earthquake or other natural disaster; (G) actions or omissions required of the Company or any of the Company’s Subsidiaries by this Agreement (but including in this clause (G) the Effect of any actions or omissions required to comply with Section 6.01 only to the extent that such Effect is the direct result of Parent unreasonably withholding its consent to the Company’s written request delivered in accordance with the notice requirements set forth in Section 9.01 to take an action otherwise prohibited under Section 6.01); (H) any failure by the Company or any of its Subsidiaries to meet any internal or external projections, budgets, forecasts, estimates or analysts’ expectations in respect of revenue, profitability, cash flow or position, earnings or other financial or operating metric for any future period (but, in each case, the underlying causes of such failure shall be taken into account except to the extent such underlying causes would otherwise be excepted from this definition); (I) the announcement of this Agreement or the Merger, including the announcement of the identity of Parent, or any communication by Parent or any of its Affiliates regarding plans, proposals, expectations or projections with respect to the Company and its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, partners, or employees; (J) changes in the trading price or trading volume of Shares (but, in each case, the underlying causes of such changes shall be taken into account except to the extent such underlying causes would otherwise be excepted from this definition); (other than, in each case of clauses (A) through (J), for purposes of any representation or warranty set forth in Section 4.03 or Section 4.04); provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E) or (F) above may constitute, and shall be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent such Effect has, or is reasonably expected to have, a disproportionately adverse effect on the business, financial condition, assets, Liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, as compared to any other companies that operate in the industries in which the Company and its Subsidiaries operate.
“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Performance RSU” means a restricted stock unit award for shares of Company Common Stock granted under any Company Stock Plan that is subject to performance-based vesting conditions.
“Company SEC Document” means the all reports, schedules, registration statements and other documents filed with or furnished to the SEC on or after January 1, 2014.

“Company Security” all outstanding Shares, or any other outstanding equity or debt securities of the Company.
“Company Service RSU” means a restricted stock unit award for shares of Company Common Stock granted under any Company Stock Plan that is not subject to any performance-based vesting or other performance conditions.
“Company Stock Awards” means the Company Stock Options, Company Service RSUs and the Company Performance RSUs.
“Company Stock Option” means an option to acquire shares of Company Common Stock granted under a Company Stock Plan.
“Company Stock Plan” means the Company’s 2012 Long-Term Incentive Plan, and the forms of agreements thereunder.
“Company Stockholder Litigation” means any Proceeding pending against the Company (including any class action or derivative litigation) relating directly or indirectly to the Agreement, the Merger or the other transactions contemplated hereby and thereby, including disclosures made under securities laws and regulations related thereto.
“Compliant” means, with respect to the Required Information, that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 22, 2015, between Parent and the Company (as amended).
“Continuing Company Employee” means each Company Employee who continues to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time.
“Contract” means any written or oral contract, agreement, or other instrument, obligation or arrangement that is or purports to be legally binding, including any note, bond, indenture, mortgage, guarantee, undertaking, commitment, promise, option, lease, sublease, license, sublicense, joint venture agreement, warranty or sales or purchase order.
“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”
“Credit Agreement” means that certain Amended and Restated Credit and Guaranty Agreement, dated as of April 4, 2012, by and among the Company, certain Subsidiaries of the Company, Wells Fargo Bank, National Association, as collateral agent, and the lenders and other parties thereto (as amended, restated, supplemented or otherwise modified through the Closing Date).

“Data Room” means the electronic data site established for Project Llama on Intralinks on behalf of the Company and to which Parent and certain of its Representatives have been given access in connection with the transactions contemplated by this Agreement.
“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Commitment Letter, including the borrowing of loans contemplated by the Commitment Letter.
“DOJ” means the U.S. Department of Justice.
“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”
“Environmental Laws” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources, or (iii) Releases of or exposure to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.
“FTC” means the U.S. Federal Trade Commission.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Entity” means any supranational, national, federal, state, provincial, local or other government, department, authority, court, tribunal, commission, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.
“Hazardous Materials” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are identified, regulated, the subject of Liability or requirements for investigation or remediation under, or otherwise subject to, Environmental Laws.
“HKSE” means The Stock Exchange of Hong Kong Limited.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, all obligations (whether or not due and payable as of such date) of such Person to pay principal, interest, premiums, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding, breakage fees, pre-payment fees or penalties, and other Liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment obligations, but excluding trade payables or accruals in the ordinary course of business consistent with past practice), (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements, (vi) obligations of such Person as an account party under letters of credit, letters of guaranty and performance bonds, to the extent drawn upon or an event has occurred that (with notice or lapse of time or both) would trigger a right to draw upon, (vii) all obligations of the type described in clauses (i) through (vi) above secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person, and (viii) direct or indirect guarantees or other forms of credit support (including all “keepwell” arrangements) of any obligations described in clauses (i) through (vii) above of any other Person.
“Intellectual Property” means all intellectual property and other similar proprietary rights existing anywhere in the world, whether registered or unregistered, including rights in and to:
(i)patents and patent applications (whether utility or design), including continuations, divisionals, extensions, continuations-in-part, reissues or reexaminations, counterparts claiming priority therefrom, foreign equivalents and utility models (collectively, “Patents”), and inventions (whether or not patentable) and inventions disclosures;

(ii)designs;

(iii)trademarks, service marks, certification marks, trade dress, logos, corporate names, trade names and any other indicators of origin, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”) and Internet domain names;

(iv)copyrights and registrations and applications therefor, works of authorship and moral rights (collectively, “Copyrights”);

(v)software and computer programs and applications, including data files, source code, executable or object code, software tools, application programming interfaces, platforms, computerized databases and libraries (collectively, “Software”);

(vi)rights of publicity and other rights to use the names, likeness, image and voice of individuals; and

(vii)trade secrets, discoveries, concepts, ideas, algorithms, know-how, show-how, formulae, processes, techniques, technical data, drawings, customer lists and other confidential information (collectively, “Trade Secrets”).
“IT Assets” means the computers, Software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.
“IRS” means the United States Internal Revenue Service.
“Japan JV Buyout Agreement” means the Stock Purchase Agreement, dated as of November 3, 2015, by and among Tumi, Inc., Tumi Hong Kong Holding Company B.V., Tumi Japan, ACE Co. Ltd. and Itochu Corporation.
“Liability” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, disputed or undisputed, secured or unsecured, subordinated or unsubordinated, on or off-balance sheet, and whether arising in the past, present or future, and including those arising in connection with any Contract, Proceeding or Order.
“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease, license, sublicense, right of way, right of first refusal or offer, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any interest or restriction similar in substance to any of the foregoing.
“Listing Rules” means the Rules Governing the Listing of Securities on the HKSE.
“Made Available” means that such information, document or material was (i) publicly filed on the SEC EDGAR database as part of a Company SEC Document (or expressly incorporated by reference into a Company SEC Document) on or after January 1, 2015 and prior to the date hereof or (ii) made available for review by Parent or Parent’s Representatives in the Data Room or in a location otherwise specified to Parent in writing by the Company or the Company’s Representatives on or prior to 5:00 P.M. New York time on March 3, 2016.
“Marketing Period” means the first period of twenty (20) consecutive Business Days:
(i)     throughout and at the end of which Parent shall have the Required Information and such Required Information shall be Compliant;
(ii)    throughout and at the end of which the conditions set forth in Section 7.01 and Section 7.02 (other than such conditions that by their nature are to be satisfied by actions to be taken at the Closing, but only if such conditions are capable of being satisfied if the Closing were to occur during such time) shall be satisfied and nothing shall have occurred and no condition shall exist that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, however, that if clause (i) of this definition is satisfied and all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied other than (i) such conditions that by their nature are to be satisfied by actions to be taken at the Closing and that are capable of being satisfied if the Closing were to occur during the Marketing Period and (ii) either the condition set forth in Section 7.01(a) or Section 7.01(b) (but not both of such conditions), the Marketing Period shall be deemed to have commenced beginning on the fifteenth (15th) Business Day prior to the scheduled date for the Company Meeting or the Parent Meeting (as applicable), subject to the Requisite Company Stockholder Approval or the Requisite Parent Shareholder Approval (as applicable) being obtained on such date.
Notwithstanding anything in this definition to the contrary, the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty (20) consecutive Business Day period:
(A)     the Company or any of its Subsidiaries has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or any such restatement is under consideration, in which case, the Marketing Period shall not commence unless and until either such restatement has been completed and the applicable Required Information has been amended and updated or, for a restatement under consideration, the Company has determined that such restatement is not required;
(B)     the Company’s independent accountants have withdrawn any audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the Company’s independent accountants;
(C)     any Required Information would not be Compliant at any time during such twenty (20) consecutive Business Day period (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such twenty (20) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced until such Required Information is Compliant); or
(D)     the Company or any of its Subsidiaries shall have failed to file any periodic or current report required to be filed with the SEC by the date required under the Exchange Act, in which case the Marketing Period will not be deemed to commence unless and until all such reports have been filed;
Notwithstanding the foregoing, (w) if the Marketing Period has not been completed on or prior to August 19, 2016, the Marketing Period shall commence no earlier than September 6, 2016, (x) November 25, 2016 shall be disregarded and not count as a Business Day for purposes of calculating such twenty (20) consecutive Business Day period, (y) if the Marketing Period has not been completed on or prior to December 16, 2016, the Marketing Period shall commence no earlier than January 3, 2017 and (z) the Marketing Period shall end on such earlier date as the Debt Financing has been received. If at any time the Company in good faith reasonably believes that it has provided the Required Information to Parent, the Company may deliver to Parent a written notice to that effect (stating when the Company believes it completed any such delivery), in which case the Company shall be deemed to have delivered the Required Information as of the date of delivery of such notice unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within four (4) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered).
“Marks” has the meaning set forth in the definition of “Intellectual Property.”
“NY” has the meaning set forth in the definition of “Business Day.”
“NYSE” means the New York Stock Exchange.
“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Entity or arbitrator, in each case, that is or purports to be binding upon such Person.
“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, trust agreement or other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.
“Parent Board” means the Board of Directors of Parent.
“Parent Related Parties” means (i) the former, current and future direct or indirect holders of any shares, financing sources (including the Financing Sources), incorporators, directors, officers, employees, agents, attorneys, Affiliates (other than Merger Sub), Representatives, successors or assignees of Parent and (ii) any former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates (other than Merger Sub), Representatives, members, managers, general or limited partners, stockholders, successors or assignees of any of the Persons described in clause (i).
“Parent Shareholder Circular” means the circular to be dispatched by Parent to its shareholders to obtain their approval of the transactions contemplated by this Agreement, including the Merger and any annexes, schedules or exhibits required to be filed, or actually filed, with the HKSE in connection therewith (including, in each case, any amendments or supplements thereto).

“Patents” has the meaning set forth in the definition of “Intellectual Property.”
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
“Payment Card Industry Data Security Standard” means the technical and operational requirements set by the Payment Card Industry Security Standards Council, as amended.
“Payoff Letter” means a payoff letter in form and substance reasonably satisfactory to Parent (subject only to delivery of funds as arranged by Parent) that (i) specifies the aggregate amount required to be paid to fully satisfy all Indebtedness (including principal, interest, fees, expenses and other amounts payable under the Credit Agreement) that will be outstanding as of the Closing Date under the Credit Agreement and (ii) provides for the full and unconditional release of (A) any and all guarantees provided by the Company or any of its Subsidiaries of all such obligations and (B) any and all Liens and other security interests in the properties and assets of the Company and its Subsidiaries securing all such obligations (subject, in each case, only to delivery of funds as arranged by Parent). For the avoidance of doubt, the Payoff Letter shall include UCC-3 termination statements and fully executed short-form termination and release agreements with respect to any and all security interests in Intellectual Property that when filed or recorded, as the case may be, will be sufficient to release any and all such security interests in Intellectual Property.
“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Entity.
“Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate Proceedings, in each case, only if adequate reserves with respect thereto have been established in the Audited Balance Sheet to the extent required in accordance with GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice (A) that relate to obligations that are not delinquent or that the Company or any of its Subsidiaries is contesting in good faith by appropriate Proceedings and for which, in the latter scenario, adequate reserves have specifically been established in the Audited Balance Sheet to the extent required in accordance with GAAP and (B) that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, and that do not materially adversely affect either continuation of the current use, occupancy or activity conducted by the Company or any of its Subsidiaries at the affected property or the market value of such property, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with Third Parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, (iv) (A) such minor title defects or irregularities of title, non-monetary Liens, charges, easements, rights of way, covenants and other restrictions or encumbrances and (B) such matters that would be shown by a current title report or other similar report and any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection, as do not, in any case, materially affect the use, occupancy or marketability of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (v) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Entity that are not violated by any current use, occupancy or activity conducted by the Company or any of its Subsidiaries or any condition of the property regulated thereby; provided, however, that in all cases, “Permitted Liens” shall not include any Liens that secure the payment of borrowed money or other Indebtedness.
“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Entity (or any department, agency, or political subdivision thereof).
“Personally Identifiable Information” means information that alone or in combination with other information can be used to identify an individual natural person, or that is about an identifiable natural person, including name, address, telephone number, email address, Internet protocol address, financial account number or credit card number and government issued identifier (including Social Security number, Social Insurance Number, passport number, taxpayer identification number and driver’s license number).
“Privacy Laws” means any Applicable Law that governs direct marketing, advertising or unsolicited communications or the collection, use, storage, transfer, recording, processing, sharing, disposal or security of Personally Identifiable Information (including such Applicable Laws governing breach notification).
“Proceeding” means any suit (whether civil, criminal, administrative, judicial or investigative), claim, action, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, criminal prosecution, or (in the case of the Company) to the Company’s Knowledge, any examination or formal or informal investigation or SEC “Wells” process, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any mediator, arbitrator or arbitration panel.
“Proxy Statement” means, collectively, the letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger and any annexes, schedules or exhibits required to be filed, or actually filed, with the SEC in connection therewith (including, in each case, any amendments or supplements thereto).
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other representatives and advisors of such Person.
“Sanctioned Country” means any country or territory subject to economic sanctions or trade restrictions of the United States, the European Union, Hong Kong or the United Nations that broadly prohibit or restrict dealings with such country.
“Sanctioned Person” means any Person with whom dealings are restricted or prohibited by any economic sanctions, trade restrictions, or similar restrictions imposed by the United States, the European Union, Hong Kong or the United Nations, including (i) any Person identified in any sanctions list maintained by (A) the United States government, including the United States Department of Treasury, Office of Foreign Assets Control (“OFAC”), the United States Department of Commerce, Bureau of Industry and Security (“BIS”), and the United States Department of State; (B) the European Union; (C) Hong Kong or (D) the United Nations Security Council; (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly owned or controlled by or acting for the benefit or on behalf of a Person described in (i) or (ii) (with the ability to vote twenty-five percent (25%) or more of outstanding voting securities presumptively constituting control and the right to receive fifty percent (50%) or more of assets or profits presumptively constituting ownership).
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.
“Software” has the meaning set forth in the definition of “Intellectual Property.”
“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect at least fifty percent (50%) of the board of directors or other governing body of such Person or (ii) at least fifty percent (50%) of the outstanding voting securities or voting power of such Person. For purposes of this definition, a partnership, association or other business entity shall be deemed to be a Subsidiary of a Person if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is controlled by or controls the managing director or general partner of such partnership, association or other business entity.
“Superior Proposal” means a bona fide written Acquisition Proposal (provided, that for purposes of this definition, the references to “fifteen percent (15%)” in the definition of Acquisition Transaction shall be deemed to be references to “seventy-five percent (75%)”) made by a Third Party that the Company Board determines in good faith, after consultation with the Company’s outside independent financial advisors and outside legal counsel, and considering all the terms of the Acquisition Proposal (including, without limitation, the legal, financial and regulatory aspects of such proposal, the identity of the Third Party making such proposal and the conditions for completion of such proposal), (i) is on terms that are more favorable from a financial point of view to the holders of Company Common Stock than the Merger (after giving effect to all Proposed Changed Terms), (ii) is reasonably expected to be consummated on a timely basis and does not contain any conditionality of the Third Party’s obligation to consummate the Superior Proposal that is related to the Third Party’s completion of due diligence (for the avoidance of doubt, a right of the Third Party to access to or notification of information or documents shall not be deemed a due diligence closing condition) or the Third Party having obtained financing for the Superior Proposal and (iii) the financing of which is fully committed or reasonably determined in good faith by the Company Board to be available.
“Tax” means any tax or other like governmental assessment or charge of any kind whatsoever including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, environmental, premium, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges (including taxes, charges, or other assessments that are imposed upon or incurred under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign Applicable Law) or otherwise as a result of membership in an affiliated, consolidated, combined or unitary group for tax purposes, and including any Liability for taxes, charges or other assessments as a transferee or successor, by Contract or otherwise), together with any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the tax Liability of any other Person.
“Taxing Authority” means any Governmental Entity exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.
“Tax Return” means any report, return, document, declaration, form, information return, statement or other information required to be filed with or supplied to a Taxing Authority (including any amendments thereto and including any schedule or statement thereto) and any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent and its Subsidiaries (including Merger Sub).
“Trade Secret” has the meaning set forth in the definition of “Intellectual Property.”
“Treasury Regulations” means the temporary and final regulations promulgated under the Code by the United States Department of Treasury.
“Willful Breach” means (a) with respect to any failure of a representation or warranty to be true or correct, that the party making such representation or warranty had knowledge of as of the date of this Agreement that such representation or warranty was untrue or incorrect as of such date, and (b) with respect to any material breach of a covenant or other agreement, a material breach that is a consequence of an act undertaken or omitted to be taken by the breaching party with the knowledge that the taking of such act or failure to take such action would, or would reasonably be expected to, cause a breach of the relevant covenant or agreement. Each of the following terms is defined in the Section set forth opposite such term

Term	Section
$1.02
Agreement	Preamble
Alternative Acquisition Agreement	6.02(c)
Alternative Financing	6.09(e)
Alternative Financing Documents	6.09(e)
Antitrust Laws	4.03(b)
Certificate of Merger	2.03
Certificates	2.07(a)
Change in Recommendation	6.02(c)
Closing	2.02
Collective Bargaining Agreement	4.14
Commitment Letter	5.07(a)
Company	Preamble
Company 401(k) Plan	6.15(c)
Company Approvals	4.03(b)
Company Common Stock	Preamble
Company Disclosure Schedules	Article 4
Company Financial Statements	4.04(b)
Company Leased Real Property	4.16(b)
Company Material Contracts	4.19(a)
Company Meeting	6.16(b)
Company Organizational Documents	4.01(b)
Company Owned Real Property	4.16(c)
Company Preferred Stock	4.02(a)
Company Real Property Leases	4.16(b)
Company Recommendation	4.03(a)
Company Registered Intellectual Property	4.15(a)
Company Subsidiary Organizational Documents	4.01(b)
Company Termination Fee	8.03(a)
Current Premium	6.07(a)
Definitive Agreements	6.09(a)(ii)
DGCL	Preamble
Dissenting Shares	2.08
Divestiture	6.08(d)
Divestiture Assets	6.08(d)
Effective Time	2.04
End Date	8.01(b)(i)
Enforceability Exceptions	4.03(a)
Fee Letter	5.07(a)

Financing Sources	5.07(a)
Indemnified Party	6.07(b)
Merger	Preamble
Merger Consideration	2.06(a)
Merger Sub	Preamble
Merger Sub Stockholder Approval	5.02(a)
Multiemployer Plan	4.09(d)
Multiple Employer Plan	4.09(d)
Nonqualified Deferred Compensation Plan	4.09(g)
Parent	Preamble
Parent Announcements	4.12
Parent Approvals	5.02(b)
Parent Disclosure Schedules	Article 5
Parent Meeting	6.17(b)
Parent Recommendation	5.02(a)
Parent Recommendation Change	6.17(c)
Parent Termination Fee	8.04(a)
Paying Agent	2.07(a)
Payment Fund	2.07(a)
PBGC	4.09(e)
Post-Closing Plans	6.15(b)
Pre-Closing Period	6.01(a)
Privacy Policies	4.15(e)
Products	4.22
Proposed Changed Terms	6.02(c)(ii)
Qualified Plan	4.09(c)
Required Information	6.10(a)(ix)
Requisite Company Stockholder Approval	4.03(a)
Requisite Parent Shareholder Approval	5.02(a)
Restraint	6.08(d)
Share	Preamble
Shares	Preamble
Superior Proposal Notice	6.02(e)
Surviving Corporation	2.01
Third Party Rights	4.15(c)
Top Suppliers	4.20
Top Wholesale Customers	4.21
Writing	1.02
Section 1.02Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified, and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States, (ii) from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively and (iii) to “days” shall be calendar days unless otherwise indicated.

ARTICLE 2

THE MERGER

Section 2.01The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned indirect Subsidiary of Parent, and the Surviving Corporation shall succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with Section 259 of the DGCL.

Section 2.02    The Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (New York City time) on the fourth (4th) Business Day after the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing) or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that notwithstanding anything herein to the contrary, neither Parent nor Merger Sub shall be obligated to effect the Closing prior to the fourth (4th) Business Day following the final day of the Marketing Period or such earlier date as Parent shall request on at least two (2) Business Days’ prior written notice to the Company (but, subject in such case to the satisfaction or waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing)). The Closing shall be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, unless another place is agreed to in writing by the Company and Parent.

Section 2.03    Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, concurrently with the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and delivered to the Office of the Secretary of State of the State of Delaware for filing, all in accordance with the applicable provisions of the DGCL.

Section 2.04    Effective Time. The Merger shall become effective on such date and at such time as when the Certificate of Merger has been received for filing by the Secretary of State of the State of Delaware or at such later time and date as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 2.05    Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

Section 2.06    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities thereof or any other Person:

(a)except as otherwise provided in Section 2.06(b), Section 2.08 or Section 2.09, each Share outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive $26.75 without interest (the “Merger Consideration”);

(b)each Share held by Parent, Merger Sub, the Company (including Shares held in treasury by the Company) or any of their respective wholly owned Subsidiaries immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c)each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.07    Surrender and Payment.

(a)Paying Agent and Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration certificates representing Shares (the “Certificates”; provided, however, that any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance with Section 2.13 or to book-entry account statements relating to the ownership of Shares). As of the Effective Time, Parent shall have deposited, or shall have taken all steps necessary to enable and cause the Surviving Corporation to deposit, with the Paying Agent the aggregate Merger Consideration to be paid in respect of the Shares pursuant to Section 2.06(a) (the “Payment Fund”). Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares at the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.06(a), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) for use in such payment.

(b)Surrender of Shares. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate promptly upon (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent or Parent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent or Parent may reasonably request) in the case of a book-entry transfer of Shares. Until so surrendered or transferred, each Share and each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and no other rights or interests whatsoever. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c)Unregistered Transferees. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)No Other Rights. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer, the Surviving Corporation or Parent shall use commercially reasonable efforts to provide the holder of such Certificates with such instructions as may be necessary to permit such holder to receive the Merger Consideration to which such holder is entitled pursuant to the Merger.

(e)Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.07 prior to that time shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of the Merger Consideration.

Section 2.08    Dissenting Shares. Notwithstanding Section 2.06 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to appraisal and who has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to timely perfect, effectively withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been Shares converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.06(a), without interest thereon, upon surrender of such Certificate formerly representing such Share. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, or otherwise negotiate any such demands.

Section 2.09    Treatment of Options and RSUs.

(a)Treatment of Options. At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Stock Option to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to the Company Stock Option multiplied by (y) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.11; provided that any such Company Stock Option with respect to which the per-share exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled in exchange for no consideration. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Stock Options the cash payments described in this Section 2.09(a) through its payroll provider on or as soon as reasonably practicable after the Closing Date, but in any event no later than the first regularly scheduled payroll date for the Continuing Company Employees following the Closing Date. From and after the Effective Time, no Company Stock Option shall be exercisable, and each Company Stock Option shall only entitle the holder thereof to the payment provided for in this Section 2.09(a).

(b)Treatment of Company Service RSUs. At the Effective Time, each Company Service RSU outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Service RSU to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to the Company Service RSU multiplied by (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.11. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Service RSUs the cash payments described in this Section 2.09(b) through its payroll provider (or other appropriate means for each holder who is a non-employee director) on or as soon as reasonably practicable after the Closing Date, but in any event no later than the first regularly scheduled payroll date for the Continuing Company Employees following the Closing Date.

(c)Treatment of Company Performance RSUs. At the Effective Time, each Company Performance RSU outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Performance RSU to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to the Company Performance RSU (assuming target-level performance) multiplied by (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.11. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Performance RSUs the cash payments described in this Section 2.09(c) through its payroll provider on or as soon as reasonably practicable after the Closing Date, but in any event no later than the first regularly scheduled payroll date for the Continuing Company Employees following the Closing Date.

(d)Corporate Actions. Prior to the Effective Time, the Company shall take any actions which are necessary to effectuate the provisions of Section 2.09(a), Section 2.09(b) and Section 2.09(c), it being understood and agreed that from and after the Effective Time, no Company Stock Award holder shall have any right with respect to any Company Stock Award other than to receive the payment provided for in this Section 2.09. No later than the Effective Time, Parent shall provide to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.09.

Section 2.10    Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, all references herein to specified numbers of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted. Nothing in this Section 2.10 shall be construed as permitting the Company to take any action that is otherwise prohibited by this Agreement.

Section 2.11    Withholding Rights. Each of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld from such payment under any provision of any applicable Tax Law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall be (i) timely remitted by Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Taxing Authority, and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding.

Section 2.12    No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by Applicable Law, become the property of the

Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.13    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Paying Agent, the posting by such Person of a bond, in such customary amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.

Section 2.14    Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01Certificate of Incorporation. At the Effective Time and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of Merger Sub will be the certificate of incorporation of the Surviving Corporation until amended in accordance with such certificate of incorporation and the DGCL, except that the name of the Surviving Corporation shall be “TUMI HOLDINGS, INC.”

Section 3.02    Bylaws. At the Effective Time and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and the DGCL, except that the name of the Surviving Corporation shall be “TUMI HOLDINGS, INC.”

Section 3.03    Directors and Officers. From and after the Effective Time and without any further action on the part of the Company or Merger Sub, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective death, resignation or removal or until their respective successors are duly elected and qualified and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until successors are duly elected or appointed and qualified.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed in the Company SEC Documents filed or furnished on or after January 1, 2015 and prior to the date hereof (but excluding any disclosures set forth in any risk factors section, any disclosures in any section relating to “forward-looking statements” and any other disclosures to the extent they are predictions or forward-looking in nature and, provided, that in no event shall any disclosure in any Company SEC Document qualify or limit the representations and warranties of the Company set forth in Section 4.01 (Organization), Section 4.02 (Capital Stock and Indebtedness), Section 4.03 (Corporate Authority Relative to this Agreement; No Violation), Section 4.18 (Opinion of Financial Advisor) and Section 4.24 (Finders or Brokers)) and (b) as set forth in the disclosure schedules delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the “Company Disclosure Schedules”) (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent, upon reading the disclosure contained in such section of the Company Disclosure Schedules, that such disclosure is responsive to such other numbered and lettered Section of this Article 4 and, provided, however, that any listing of any fact, item or exception disclosed in any section of the Company Disclosure Schedules shall not be construed as an admission of liability under any applicable Law of for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), the Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article 4 are true and correct as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date).
Section 4.01Organization.

(a)The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized and validly existing and, with respect to jurisdictions that recognize such concept, in good standing under the Applicable Law of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except, with respect to jurisdictions that recognize such concept, where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary Permits, to do business and is, with respect to jurisdictions that recognize such concept, in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)The Company has Made Available to Parent prior to the date of this Agreement a true and complete copy of the Organizational Documents of the Company (the “Company Organizational Documents”) and the Organizational Documents of each of its Subsidiaries in existence on the date hereof (collectively, the “Company Subsidiary Organizational Documents”), in each case, as amended through the date hereof. The Company Organizational Documents and the Company Subsidiary Organizational Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their provisions. Section 4.01(b) of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of all Subsidiaries of the Company and any joint ventures, partnerships or similar arrangements in which the Company or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). Other than the Subsidiaries of the Company, there is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the consolidated financial statements of the Company and its Subsidiaries.

Section 4.02    Capital Stock and Indebtedness.

(a)The authorized capital stock of the Company consists of 350,000,000 shares of Company Common Stock and 75,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of March 1, 2016, (i) 67,396,368 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) 763,672 shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) 6,771,100 shares of Company Common Stock were reserved for issuance under the Company Stock Plan, of which amount (A) 280,161 shares of Company Common Stock were subject to outstanding Company Performance RSUs (assuming target-level performance), (B) 270,775 shares of Company Common Stock were subject to outstanding Company Service RSUs and (C) 1,278,585 shares of Company Common Stock were issuable upon the exercise of outstanding Company Stock Options, and (v) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Stock Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except (i) as set forth in this Section 4.02(a) and Section 4.02(b) or (ii) as expressly permitted to be issued after the date hereof by Section 6.01(b), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement relating to the capital stock or other equity interest of the Company or any Subsidiary of the Company, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (5) make any payment to any Person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since March 1, 2016 through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Stock Awards in accordance with their respective terms) or granted any Company Stock Awards or other equity or equity-based awards or interests.

(b)Section 4.02(b) of the Company Disclosure Schedules sets forth a true and complete list of all Company Stock Awards outstanding as of March 1, 2016, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Stock Award, (iii) the grant date of each such Company Stock Award, (iv) the vesting schedule of each such Company Stock Award, (v) the exercise price for each such Company Stock Award, to the extent applicable, (vi) the expiration date of each such Company Stock Award, to the extent applicable, and (vii) whether such Company Stock Award is intended to qualify as an “incentive stock option” under Section 422 of the Code. With respect to each grant of Company Stock Awards, (x) each such grant was granted under the Company Stock Plan and in accordance with the terms of the Company Stock Plan, the Exchange Act and all other Applicable Law, including the rules of the NYSE, and (y) each such grant was disclosed in the Company SEC Documents filed prior to the date hereof in accordance with the Exchange Act and all other Applicable Law.

(c)Except as set forth in Section 4.02(c) of the Company Disclosure Schedules, the Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any preemptive rights and any Liens (other than Permitted Liens) or restrictions on transfer imposed by Applicable Law, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(d)The Company and its Subsidiaries have no outstanding Indebtedness in a principal amount (in any one case) in excess of $1,000,000, other than as set forth in Section 4.02(d) of the Company Disclosure Schedules.

Section 4.03    Corporate Authority Relative to this Agreement; No Violation.

(a)The Company has the requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Requisite Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board and, except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company or vote of the stockholders of the Company are necessary to authorize the consummation of the transactions contemplated hereby, including the Merger. The Company Board has unanimously (i) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”), (ii) determined that this Agreement and the Merger are fair to and in the best interests of the Company and the stockholders of the Company, (iii) approved this Agreement, and the Merger, and (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Laws affecting creditor’s rights generally and the availability of equitable relief (the “Enforceability Exceptions”).

(b)Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) filings required under, and compliance with other applicable requirements of, the Exchange Act, including the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the rules and regulations of the NYSE, (iv) the HSR Act and any other Applicable Law of any jurisdiction designed to govern competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”) and (v) the approvals set forth in Section 4.03(b) of the Company Disclosure Schedules (collectively, the “Company Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under Applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement.

(c)The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under, or otherwise contravene, any loan, guarantee of Indebtedness or credit agreement, Contract, Permit, concession or right binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens (other than Permitted Liens), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, violations, defaults, rights, contraventions or Liens as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or the Organizational Documents of any Company Major Subsidiary or, to the extent it would be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Organizational Documents of any Subsidiary of the Company that is not a Company Major Subsidiary or (iii) conflict with or violate any Applicable Law or Orders in any material respect or in any way that would reasonably be expected, individually or in the aggregate, to prevent, materially impair or materially delay the ability of the Company to perform any of its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.04    Reports and Financial Statements.

(a)The Company and each of its Subsidiaries has timely filed or, to the extent permissible, furnished all Company SEC Documents required to be filed prior to the date hereof and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is, or at any time since January 1, 2014 has been, required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. As of the date hereof, none of the Company SEC Documents is, to the Company’s Knowledge, the subject of ongoing SEC review.

(b)The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents filed prior to the date hereof (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP in effect as of the respective dates thereof (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and in all material respects reflect only actual transactions. Deloitte & Touche LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as the independent public accountants of the Company. Grant Thornton LLP was not dismissed as the previous independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c)Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.05    Internal Controls and Procedures.

(a)The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) that ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that internal control was effective. Based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other Company Employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof. The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic processes, whether computerized or not) that are under the exclusive ownership and direct control of the Company, its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)Since January 1, 2013, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Company Employee or Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of Applicable Law, breach of fiduciary duty or similar violation by the Company or any Company Employee or Representative to the Company Board or any committee thereof or to any director or officer of the Company.

Section 4.06    No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for Liabilities (i) that are reflected or reserved against on the Audited Balance Sheet, (ii) incurred in connection with this Agreement and the transactions contemplated hereby, (iii) incurred in the ordinary course of business consistent in type and magnitude with past practice since December 31, 2015 and (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.07    Compliance with Law; Permits.

(a)Except as set forth in Section 4.07(a) of the Company Disclosure Schedules, the Company and its Subsidiaries are, and since January 1, 2013 have been, in compliance in all material respects with Applicable Law and all Orders to which the Company or any of its Subsidiaries are subject. Since January 1, 2013, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, other communication from any Governmental Entity regarding any actual or possible failure to comply with any Applicable Law or Order in a material respect.

(b)Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries hold, and have at all times since January 1, 2013 held, all Permits, and all rights under any Company Material Contract (as defined in Section 4.19) with any Governmental Entities, and have filed all Permits, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted and have paid all fees and assessments due and payable in connection therewith. All material Permits of the Company are valid and in full force and effect, are not subject to any Proceeding that could result in any material modification, termination or revocation thereof, the Company and its Subsidiaries are in compliance with the terms and requirements of all such material Permits of the Company and, to the Company’s Knowledge, no suspension or cancellation of any such material Permit is threatened. The Company and each of its Subsidiaries is in material compliance with the terms and requirements of all material Permits.

(c)Since January 1, 2009, none of the Company or any its Subsidiaries or, to the Company’s Knowledge, any Company Employee, Representative or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to Governmental Officials from funds of the Company or any of its Subsidiaries; (iii) violated or is in violation of any Anticorruption Laws or any similar Applicable Law (including, for the avoidance of doubt, the Patriot Act); (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries; or (vii) is currently a Sanctioned Person.

Section 4.08    Environmental Laws and Regulations. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) there are no Proceedings, notices of violation or information requests pending, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any Person or entity whose Liability the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Applicable Law, relating to actual or alleged non-compliance with or any other Liability under Environmental Laws and, to the Company’s Knowledge, there are no existing facts or circumstances that would reasonably be expected to give rise to any such Proceeding, notice of violation or information request, (ii) the Company and its Subsidiaries are and have been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Permits required under Environmental Laws to conduct their respective business and operations, and compliance in all material respects with the terms and conditions thereof), (iii) there has been no Release by the Company or any of its Subsidiaries, or, to the Company’s Knowledge, presence of Hazardous Materials at any location currently or, to the Company’s Knowledge, formerly owned or operated by the Company or its Subsidiaries, or to the Company’s Knowledge, as a result of any operations or activities of the Company or any of its Subsidiaries, that could reasonably be expected to give rise to any Liability under Environmental Laws to the Company or its Subsidiaries and (iv) none of the Company and its Subsidiaries is subject to any Order or any indemnity obligation or other Contract with any other Person that could reasonably be expected to result in obligations or Liabilities under Environmental Laws. The Company has Made Available all written notices or, to the Company’s Knowledge, other communications received since January 1, 2013 by the Company or any of its Subsidiaries from any Governmental Entity or other Third Party regarding any actual or possible violation of Environmental Laws that would reasonably be expected to result, individually or in the aggregate, in a material Liability to the Company or any of its Subsidiaries. The Company has Made Available to Parent copies of all environmental reports, studies, assessments, data, measurements, correspondence, memoranda or other documents prepared within the past five (5) years that are in the possession, custody or control of the Company or any of its Subsidiaries pertaining to Releases, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Materials and that, in each case, contain information that would reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.09    Employee Benefit Plans.

(a)Section 4.09(a) of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, true and complete copies of the following have been Made Available to Parent by the Company: (i) all Company Benefit Plans (including all amendments and attachments thereto and related agreements or arrangements with Third Party service providers or administrators); (ii) written summaries of any Company Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance Contracts or other funding arrangements; (v) the two (2) most recent annual reports (Form 5500) filed with the IRS; (vi) the most recent determination letter from the IRS; (vii) the most recent summary plan description and any summary of material modifications thereto; (viii) all government and regulatory approvals received from any foreign Governmental Entity; (ix) the two (2) most recent actuarial reports and the two (2) most recent audited financial reports for any funded Company Benefit Plan; and (x) all material communications received from or sent to any Governmental Entity since January 1, 2013.

(b)Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of ERISA, the Code and any other Applicable Law. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other U.S. or relevant foreign Governmental Entity with respect to any Company Benefit Plan, and to the Company’s Knowledge, there has been no plan defect that would qualify for correction under any such program. All contributions required to be made to any Company Benefit Plan by U.S. or foreign Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(c)Section 4.09(c) of the Company Disclosure Schedules identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code or any Applicable Law or regulation of any foreign jurisdiction or Governmental Entity (each, a “Qualified Plan”). The IRS has issued a favorable determination letter or the required approval of a Governmental Entity of a foreign jurisdiction has been obtained with respect to each Qualified Plan and its related trust, for the most recent cycle applicable to such Qualified Plan, and such determination letter or required approval has not been revoked (nor has revocation been threatened), and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust or materially increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(d)None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time, maintained, established, contributed to or been obligated to contribute to any plan that is (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) or (ii) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, any of its Subsidiaries or any of their ERISA Affiliates has incurred or reasonably expects to incur (either directly or indirectly, including as a result of any indemnification obligation) any material Liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several Liability provisions of the Code or any foreign Applicable Law or regulation relating to employee benefit plans, or under any Contract, statute, rule or legal requirement pursuant to or under which the Company or any of its Subsidiaries or any Company Benefit Plan has agreed to indemnify or is required to indemnify any Person against Liability incurred under, or for a violation or failure to satisfy the requirements of, any such legal requirement, and no event, transaction or condition has occurred or exists that could result in any such material Liability to the Company, any of its Subsidiaries, any of their ERISA Affiliates or, after the Effective Time, Parent or any of its Affiliates.

(e)There are no pending or threatened claims (other than claims for benefits in the ordinary course) or Proceedings which have been asserted or instituted, and, to the Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a Proceeding against the Company, the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could result in any material Liability of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates or any Company Benefit Plan to the Pension Benefit Guaranty Corporation (the “PBGC”), the Department of the Treasury, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.

(f)Neither the Company nor any of its Subsidiaries has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. There has been no communication to any Company Employee that would reasonably be expected to promise or guarantee any such retiree health or life insurance or other retiree death benefits on a permanent basis.

(g)Each Company Benefit Plan that is or was a nonqualified deferred compensation plan subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code and applicable guidance thereunder and since January 1, 2009 has been in documentary and operational compliance with Section 409A of the Code. The Company is not party to, or otherwise obligated under, any Contract that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code.

(h)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event

(whether contingent or otherwise), (i) entitle Company Employee to severance pay, unemployment compensation or accrued pension benefit, (ii) increase the amount of compensation or benefits due to any such Company Employee, (iii) accelerate the time of payment or vesting, (iv) trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan, or (v) cause any compensation to fail to be deductible under Section 280G of the Code.

(i)No Company Benefit Plan provides for and none of the Company nor any of its Affiliates is otherwise obligated to provide any gross-up or reimbursement of Taxes under Section 4999 of the Code. The Company has provided to Parent good faith estimates of the amount of any “excess parachute payments” within the meaning of Section 280G of the Code that could reasonably be expected to become payable to any Company Employee or service provider in connection with the transactions contemplated by this Agreement, whether contingent or otherwise.

(j)Section 4.09(j) of the Company Disclosure Schedules sets forth any and all Indebtedness in excess of $50,000 owed by any Company Employee to the Company or any of its Subsidiaries.

(k)No Company Benefit Plan, nor the Company or any of its Subsidiaries with respect to any Company Benefit Plan, is under audit or is the subject of an audit by the IRS, the U.S. Department of Labor, the PBGC or any other federal or state Governmental Entity or any foreign Governmental Entity, nor is any such audit pending or, to the Company’s Knowledge, threatened. To the Company’s Knowledge, no Company Benefit Plan, nor the Company or any of its Subsidiaries with respect to any Company Benefit Plan, is the subject of an investigation by the IRS, the U.S. Department of Labor, the PBGC or any other federal or state Governmental Entity or any foreign Governmental Entity, nor, to the Company’s Knowledge, is any such investigation pending or threatened.

Section 4.10    Absence of Certain Changes or Events.

(a)Since December 31, 2015, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business, and none of the Company or any Subsidiary of the Company has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to Section 6.01(b).

(b)Since December 31, 2015, there have not been any Effects that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11    Investigations; Litigation. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (a) there is no investigation or review pending (or, to the Company’s Knowledge, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no Proceedings pending (or, to the Company’s Knowledge, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (c) there are no Orders of, or before, any Governmental Entity against the Company or any of its Subsidiaries or to which any of their respective assets or properties are subject. As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the transactions contemplated by this Agreement.

Section 4.12    Information Supplied. The information supplied or to be supplied by the Company in writing expressly for inclusion in any announcements to be made by Parent in connection with the transactions contemplated hereby, including the Merger (the “Parent Announcements”), and the Parent Shareholder Circular will not, at the time the relevant Parent Announcements or the Parent Shareholder Circular (or any amendment or supplement thereto) is made by Parent or filed with the HKSE (as the case may be) or (in the case of the Parent Shareholder Circular) first dispatched to shareholders of Parent and at the time of any meeting of shareholders of Parent to be held in connection with the transactions contemplated by this Agreement, including the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement relating to the Company Meeting will not, at the time the definitive Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion therein. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act, and any other Applicable Law, except that no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent in writing expressly for inclusion therein.

Section 4.13    Tax Matters. Except as set forth in Section 4.13 of the Company Disclosure Schedules:

(a)The Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.

(b)The Company and each of its Subsidiaries have timely paid all material Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold (including, in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholders or other party) in each case, whether or not shown on any Tax Return, except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, in the Company Financial Statements.

(c)Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency.

(d)There is no deficiency for a material amount of Taxes that has been proposed, asserted or assessed in writing by any Taxing Authority against the Company or any of its Subsidiaries. There are no material audits or Proceedings ongoing, pending or threatened in writing in respect of material Taxes or material Tax matters of the Company or any of its Subsidiaries.

(e)There are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(f)No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to a material amount of Tax in that jurisdiction.

(g)Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Applicable Law) occurring during the two-year period ending on the date hereof.

(h)Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an (i) agreement or arrangement solely among members of a group the common parent of which is the Company or (ii) agreement entered into in the ordinary course of business the principal subject of which is not Taxes) or has any Liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, or by Contract or otherwise.

(i)The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) an election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date, (iv) any change in method of accounting in any taxable period ending on or before the Closing Date, (v) the utilization of dual consolidated losses described in Treasury Regulations issued under Section 1503(d) of the Code on or prior to the Closing Date, or (vi) any prepaid amount received on or prior to the Closing Date.

(j)Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the past five (5) years.

(k)None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

Section 4.14    Employment and Labor Matters. Neither the Company nor any of its Subsidiaries is or has been, a party to any collective bargaining agreement, labor union contract, or trade union agreement (each, a “Collective Bargaining Agreement”). No Company Employee is represented by a labor organization for purposes of collective bargaining with respect to the Company or any of its Subsidiaries. To the Company’s Knowledge, from January 1, 2013 through the date hereof, there have been no activities or proceedings of any labor or trade union to organize any Company Employees. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. From January 1, 2013 through the date hereof, there has been no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. There is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable U.S. or foreign Governmental Entity, and none of the Company and its Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as set forth in Section 4.14 of the Company Disclosure Schedules, the Company and its Subsidiaries have complied in all material respects with Applicable Law regarding employment and employment practices (including discrimination, fair labor standards and occupational health and safety, wrongful discharge or violations of the personal rights of employees, former employees or prospective employees), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and Applicable Law in respect of any reduction in force (including notice, information and consultation requirements), and, except as set forth in Section 4.14 of the Company Disclosure Schedules, no claims relating to non-compliance with the foregoing are pending or, to the Company’s Knowledge, threatened. There are no material outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by the Company pursuant to Applicable Law regarding workplace safety or insurance/workers’ compensation, the Company and its Subsidiaries have not been reassessed in any material respect under such Applicable Law during the past three (3) years, and there are no claims that may materially affect the accident cost experience of the Company or its Subsidiaries. Section 4.14 of the Company Disclosure Schedules sets forth a true and complete list of all written notices or, to the Company’s Knowledge, other communications received since January 1, 2010 by the Company or any of its Subsidiaries from any Governmental Entity or other Third Party regarding any actual or possible violation of the Occupational Safety and Health Act of 1970, as amended, and the rules promulgated thereunder or any other Applicable Law establishing standards of, or otherwise relating to, workplace safety.

Section 4.15    Intellectual Property.

(a)Section 4.15(a) of the Company Disclosure Schedules sets forth, in each case, a true and complete list, as of the date of this Agreement, of all United States and foreign issued

Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, registered designs, pending applications for registration of designs and Internet domain names owned by the Company or any of its Subsidiaries (the foregoing being, collectively, the “Company Registered Intellectual Property”), in each case listing, as applicable (A) the name of the current owner of record, (B) the jurisdiction where the application/registration is located, and (C) the application or registration number. The Company or one of its Subsidiaries is the exclusive owner of each item listed on Section 4.15(a) of the Company Disclosure Schedules. To the Company’s Knowledge, each material item of Company Registered Intellectual Property is (1) valid and enforceable, if not expired; and (2) properly recorded with the applicable Governmental Entity as owned by the Company or a Subsidiary, including the correct chain of title for each such item (provided that with respect to Patents, this clause (2) shall apply only to the first-filed Patent within each Patent family and to all other Patents within such family that contain additional claims or that claim additional subject matter (including any continuations-in-part of such first-filed Patent)). Except as set forth on Section 4.15(a) of the Company Disclosure Schedules, the material Company Registered Intellectual Property is not subject to any pending or threatened Order, Proceeding (including reexaminations, post-grant reviews, inter partes reviews, cancellation or opposition proceedings, but excluding ordinary course, non-final office actions or other non-final prosecution actions by the applicable Governmental Entities in the normal course of prosecution efforts), or any challenges to the validity, enforceability or ownership by the Company or its respective Subsidiary of the item.

(b)Except as set forth on Section 4.15(b) of the Company Disclosure Schedules, the Company and its Subsidiaries own all right, title and interest to, or otherwise have a valid and enforceable right to use all material Intellectual Property necessary for or used in the conduct of the business of the Company and its Subsidiaries as currently conducted. All material Company Owned IP is owned by the Company or one of its Subsidiaries free and clear of all Liens (except for Permitted Liens).

(c)The conduct of the business of the Company and its Subsidiaries and the products of the Company and its Subsidiaries do not infringe, violate or misappropriate, and during the past six (6) years have not infringed, violated or misappropriated, any Intellectual Property of any Third Party (“Third Party Rights”) except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries. To the Company’s Knowledge, no Third Party is infringing, violating or misappropriating any Company Owned IP except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries. Except as set forth in Section 4.15(c)(i) of the Company Disclosure Schedules, there is no pending, or to the Company’s Knowledge, threatened, claim nor any claim asserted in writing (including any “cease and desist” letters, indemnification claims or invitations to license) that the Company or any Subsidiary or their products have infringed, violated or misappropriated any Third Party Rights. Section 4.15(c)(ii) of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of all written notices and, to the Company’s Knowledge, other communications received since January 1, 2013 by the Company or any of its Subsidiaries from any Third Party regarding any (i) actual or possible infringement, violation or misappropriation by the Company or its Subsidiaries of any Third Party Rights or (ii) challenge to the validity, enforceability or ownership by the Company or its respective Subsidiary of any Company Owned IP.

(d)To the Company’s Knowledge, each Company Employee that has been named in a Patent that is included in Company Owned IP has executed a written Contract with the Company or the relevant Subsidiary assigning to the Company or the relevant Subsidiary all rights to such Patent.

(e)To the Company’s Knowledge, the Company and its Subsidiaries are, and since January 1, 2013 have been, in compliance in all material respects with all Privacy Laws and with their privacy policies that are posted and/or made accessible on the Company’s and its Subsidiaries’ applicable websites (the “Privacy Policies”). Except for disclosures of information required by Applicable Law, or authorized by the individual who is the subject of the Personally Identifiable Information, or as described in any Privacy Policies, the Company and its Subsidiaries have not shared, sold, rented or otherwise made available to any unauthorized Third Party any Personally Identifiable Information.

(f)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries, to the Company’s Knowledge, the Company and its Subsidiaries have implemented (i) commercially reasonable measures, consistent in all material respects with industry standards, to protect the confidentiality, integrity and security of the Company’s and its Subsidiaries’ material IT Assets (and the information stored or contained therein or transmitted thereby, including all Personally Identifiable Information) and (ii) commercially reasonable data backup and disaster avoidance and recovery procedures, in each case consistent in all material respects with customary industry practices. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries, the IT Assets used by the Company and its Subsidiaries function in accordance with their applicable specifications in all material respects and perform the functions necessary to effectively carry on the conduct of the Company’s and its Subsidiaries’ businesses.

(g)To the Company’s Knowledge, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries, the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the Trade Secrets of the Company and its Subsidiaries and of Third Party Trade Secrets provided to the Company or any Subsidiary that the Company or such Subsidiary is obligated to maintain in confidence. To the Company’s Knowledge, the Company and its Subsidiaries comply in all material respects with all applicable credit card company and other financial institution, industry or other applicable security standards and requirements, including the Payment Card Industry Data Security Standard and other payment card industry requirements, to the extent applicable, relating to Personally Identifiable Information or Sensitive Data collected, stored, used, processed or transferred by the Company and its Subsidiaries. There are no claims pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries, and no enforcement notices have been served on the Company or any Subsidiary with respect to Personally Identifiable Information or Sensitive Data (including as relates to loss, theft, misuse, unauthorized disclosure or transfer thereof, unauthorized access thereto or breach notification). Since January 1, 2013, to the Company’s Knowledge, there have been no

(i) material breaches or violations of any of the Company’s or its Subsidiaries’ security measures or of the security of the IT Assets or (ii) unauthorized access to, or loss, theft, misuse, unauthorized disclosure or transfer of, any Personally Identifiable Information or Sensitive Data while such Personally Identifiable Information or Sensitive Data was in the possession or control of the Company, its Subsidiaries or Third Party vendors.

Section 4.16    Property.

(a)Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good, valid and marketable title to, or in the case of leased personal property assets, valid leasehold interests in, all material tangible personal property currently used in the operation of the businesses of the Company and its Subsidiaries free and clear of any Liens, except Permitted Liens. The material tangible personal property currently used in the operation of the businesses of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b)Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, either the Company or a Subsidiary of the Company has a good and valid leasehold, license or similar interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively and including all amendments thereto, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Section 4.16(b) of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of all Company Leased Real Property. A true and complete copy of each of the Company Real Property Leases has been Made Available to Parent. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company Real Property Lease (A) is a valid and binding obligation, enforceable in accordance with its terms, of the Company or the Subsidiary of the Company that is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (B) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the Company’s Knowledge, the landlord thereunder, exists under any such Company Real Property Lease, (C) no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a default under any such Company Real Property Lease and (D) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, with or without notice, the passage of time, or both, give rise to any right of the landlord or any other Person under any Company Real Property Lease. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person any right to use or occupy a Company Leased Real Property, nor has the Company or any of its Subsidiaries granted any Person any future right to sublease, license or otherwise use or occupy a Company Leased Real Property.

(c)Section 4.16(c) of the Company Disclosure Schedules sets forth a list, as of the date of this Agreement, of all real property owned by the Company and its Subsidiaries (“Company Owned Real Property”). The Company or one of its Subsidiaries has valid and marketable title to the Company Owned Real Property, including all appurtenances thereto and fixtures thereon, free and clear of any and all Liens except Permitted Liens. There is no purchase right, purchase option, right of first refusal or right of first offer with respect to the Company Owned Real Property or any portion thereof. Neither the Company nor any of its Subsidiaries is currently leasing, licensing or otherwise granting any Person any right to use or occupy a Company Owned Real Property. To the extent available to the Company or its Subsidiaries, the Company has Made Available to Parent all material title insurance policies, property condition reports, appraisal and valuation reports, and surveys for each such parcel of Company Owned Real Property.

(d)Neither the Company nor any of its Subsidiaries has received notice of any material Proceedings in eminent domain, condemnation or other similar proceedings that are pending, and, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, to the Company’s Knowledge, there are no such proceedings threatened or affecting any of the Company Owned Real Property or Company Leased Real Property. Neither the Company nor any of its Subsidiaries has, since January 1, 2013, received notice of the existence of any material outstanding Order or of any pending Proceeding, and, to the Company’s Knowledge, there is no such material Order, or Proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Company Owned Real Property or Company Leased Real Property.

(e)Section 4.16(e) of the Company Disclosure Schedules sets forth all retail store locations leased and operated by the Company as of the date of this Agreement that are under renovation or construction (excluding renovations for any single store location the budgeted cost for which do not exceed $500,000), together with the budgeted renovation or construction costs associated therewith.

Section 4.17    Insurance. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account their respective size, geographic region and the industries in which they operate, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) all premiums and other payments due on such policies have been paid. To the Company’s Knowledge, there is no threatened termination of, other than pursuant to the expiration of a term, or threatened material premium increase with respect to any material insurance policies.

Section 4.18    Opinion of Financial Advisor. The Company Board has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinion, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution and delivery of this Agreement by all parties, furnish a true and complete written copy of said opinion to Parent solely for informational purposes.

Section 4.19    Material Contracts.

(a)Except as set forth in Section 4.19(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)any Contract with (A) any directors or officers of the Company or any of its Subsidiaries, (B) any Person that, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding shares of Company Common Stock (including, without limitation, all Contracts with Doughty Hanson and its Affiliates), or (C) any Affiliates of the Company (other than wholly owned Subsidiaries of the Company);

(iii)any Contract which, upon the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement may, either alone or in combination with any other event, result in any payment (whether of severance pay or otherwise) becoming due from the Company, Parent or any of their respective Subsidiaries to any Company Employee;

(iv)any Contract that imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, solicit any client or customer, acquire or dispose of the securities of another Person, or any other provision that materially restricts the conduct of any line of business or activities in connection with any product line by the Company or any of its Affiliates (or that following the Closing will restrict the ability of Parent or any of its Affiliates to engage in any line of business or activities in connection with any product line or any geography);

(v)any Contract that (A) resulted or is expected to result in the payment of more than $1,000,000 by the Company and its Subsidiaries in the fiscal year ended December 31, 2015 or the fiscal year ending December 31, 2016, as applicable, and (B) (1) obligates the Company or any of its Subsidiaries (or following the Closing, Parent or any of its Subsidiaries) to conduct business with any Third Party on a preferential or exclusive basis or (2) contains “most favored nation” or similar covenants or preferential treatment;

(vi)any Contract requiring or otherwise relating to any future capital expenditures by the Company or any of its Subsidiaries in excess of $1,000,000;

(vii)any Contract with or to a labor union or guild (including any Collective Bargaining Agreement);

(viii)any Contract relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $1,000,000;

(ix)any Contract that grants any option, right of first refusal, right of first offer or similar right or any other Lien with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(x)any Contract that provides for the acquisition or disposition of any asset (other than acquisitions or dispositions of inventory in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations that are material to the Company or any of its Subsidiaries;

(xi)any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management, control, dissolution, wind-up, exit from or buyout of any joint venture, partnership or limited liability company (including any Contract with ACE Co., Ltd. or Itochu Corporation), other than any such Contract solely between the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries;

(xii)any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries (i) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (ii) to make loans to the Company or any of its Affiliates, or (iii) to grant Liens on the property of the Company or any of its Affiliates;

(xiii)any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its wholly owned Subsidiaries);

(xiv)any Contract that waives any material rights, grants any material release, or settles any material Proceeding (including co-existence agreements);

(xv)any Contract under which (A) any Intellectual Property that is material to the business of the Company or any of its Subsidiaries is licensed or otherwise made available (including through agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions) to the Company or any of its Subsidiaries (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available software with annual license, maintenance, support and other fees not exceeding $100,000 per license), (B) the Company or any of its Subsidiaries has licensed or otherwise made available (including through agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions) any Company Owned IP to a Third Party (except for non-exclusive licenses granted to the Company’s or any Subsidiary’s customers, distributors or suppliers in the ordinary course of business)

or (C) the right of the Company or its Subsidiaries to use or register any Company Owned IP is restricted;

(xvi)any Contract that involved or is expected to involve the receipt of more than $1,000,000 by the Company and its Subsidiaries in the fiscal year ended December 31, 2015 or the fiscal year ending December 31, 2016, as applicable;

(xvii)any Contract granting special rights to specific stockholders, including registration rights, investor rights, board nomination rights, and voting rights;

(xviii)any Contract with, or providing for the services of, any sales agent, broker, distributor, dealer, manufacturer’s representative, franchisee or sales promoter and providing for annual compensation in excess of $250,000;

(xix)any Contract that obligates the Company to sell products with annual consideration of greater than $1,000,000 other than on a purchase order basis or entered into in the ordinary course of business consistent with past practice; and

(xx)any Contract to which a (A) Governmental Entity, (B) Top Supplier or (C) Top Wholesale Customer is a party.
All Contracts of the types referred to in clauses (i) through (xx) above (whether or not set forth on Section 4.19 of the Company Disclosure Schedules) are referred to herein as “Company Material Contracts”. The Company has Made Available to Parent or its Representatives a true and complete copy of each Company Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder).
(b)Neither the Company nor any Subsidiary of the Company is in breach of or default in any material respect under the terms of any Company Material Contract and, to the Company’s Knowledge, no other party to any Company Material Contract is in breach of or default in any material respect under the terms of any Company Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s Knowledge, through the action or inaction of any Third Party, that with or without notice or the lapse of time or both would (i) constitute a breach of or default in any material respect by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any material right or obligation or the loss of any material benefit for, in each case, any party under any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect. There are no material disputes pending or, to the Company’s Knowledge, threatened with respect to any Company Material Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to an Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, nor to the Company’s Knowledge, is any such party threatening to do so.

Section 4.20    Suppliers. Section 4.20 of the Company Disclosure Schedules sets forth a true and complete list of (a) the top fifteen (15) suppliers (the “Top Suppliers”) by cost dollar volume of merchandise inventory purchased by the Company and its Subsidiaries during the fiscal year ended December 31, 2015 and (b) the corresponding cost dollar volume purchased from each Top Supplier during the fiscal year ended December 31, 2015. Since January 1, 2015, (i) there has been no written notice of termination of the business relationship of the Company or its Subsidiaries given to or received from any Top Supplier, and (ii) to the Company’s Knowledge, (A) there has been no material change in the pricing or other material terms of its business relationship with any Top Supplier in any material respect adverse to the Company or its Subsidiaries and (B) no Top Supplier has notified the Company or any of its Subsidiaries that it intends to terminate or change the pricing or other material terms of its business in any material respect adverse to the Company or its Subsidiaries, in each case, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except for letters of credit for outstanding purchase orders, neither the Company nor any of its Subsidiaries is required to provide any material bonding or other material financial security arrangements in connection with any transactions with any supplier in the ordinary course of its business.

Section 4.21    Wholesale Customers. Section 4.21 of the Company Disclosure Schedules sets forth a true and complete list of (a) the top fifteen (15) wholesale customers (the “Top Wholesale Customers”) by cost dollar volume of merchandise inventory purchased from the Company and its Subsidiaries during the fiscal year ended December 31, 2015 and (b) the corresponding cost dollar volume purchased from each Top Wholesale Customer during the fiscal year ended December 31, 2015. Since January 1, 2015, (i) there has been no written notice of termination of the business relationship of the Company or its Subsidiaries given to or received from any Top Wholesale Customer and (ii) to the Company’s Knowledge, (A) there has been no material change in the pricing or other material terms of its business relationship with any Top Wholesale Customer in any material respect adverse to the Company or its Subsidiaries and (B) no Top Wholesale Customer has notified the Company or any of its Subsidiaries that it intends to terminate or change the pricing or other material terms of its business in any material respect adverse to the Company or its Subsidiaries, in each case, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.22    Products. Since December 31, 2014, there has not been, and there is no pending or, to the Company’s Knowledge, threatened recall or investigation of, or with respect to, any of the product offerings manufactured, sold, leased, licensed or delivered by the Company or any of its Subsidiaries (collectively, the “Products”). Since December 31, 2014, the Company has not received any written notice or, to the Company’s Knowledge, other communication from the Consumer Product Safety Commission or any other Governmental Entity or other Third Party of any actual or possible violation of any Applicable Law governing product recalls, product safety, product defects, or the content of product materials or packaging and labeling of products. There have been no Proceedings since January 1, 2013 (including the disposition thereof) against the Company or any of its Subsidiaries, and which involve personal injury or are otherwise material to the Company and its Subsidiaries, taken as a whole, relating to, or otherwise involving, alleged defects in the Products provided by the Company or any of its Subsidiaries, or the failure of any such Products to meet specifications, except such Proceedings as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.23    Transactions with Affiliates. Except with respect to the Company Benefit Plans, the Japan JV Buyout Agreement and as set forth on Section 4.23 of the Company Disclosure Schedules, there are no material Contracts or Liabilities between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than Contracts strictly between the Company and its wholly-owned Subsidiaries) or their respective directors or officers, on the other hand. To the Company’s Knowledge, no Affiliate of the Company or any of its Subsidiaries, nor any of its directors or officers or a director or officer of the Company or any of its Subsidiaries (a) possesses, directly or indirectly, any financial interest (subject to the next sentence) in, or holds a position as a director, officer or employee of, any Person that is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company or any of its Subsidiaries or (b) owns, holds or has any rights (including licenses or leases) in any properties, assets and rights (including Intellectual Property) (i) used or held for use in connection with the conduct of the business of the Company or any of its Subsidiaries or (ii) necessary for the continued conduct of the business of the Company or any of its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing. Beneficial ownership of securities of a Person that represents less than five percent (5%) of the capital stock of a Person shall not be deemed to be a financial interest for purposes of this Section 4.23.

Section 4.24    Finders or Brokers. Except for Goldman, Sachs & Co., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or commission in connection with or upon consummation of the Merger. The Company has Made Available to Parent a true and complete copy of any engagement letter or other Contract between the Company and Goldman, Sachs & Co. relating to the Merger and the other transactions contemplated by this Agreement.

Section 4.25    State Takeover Statutes.

(a)The Company Board has taken all action necessary to render all potentially applicable anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Company’s certificate of incorporation or bylaws inapplicable to this Agreement and the transactions contemplated by this Agreement.

(b)All waivers of standstills that the Company has granted, on or before the date hereof, to any Person who signed such standstill in connection with its consideration of a possible Acquisition Proposal have expired or been revoked.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure schedules delivered by Parent and Merger Sub to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedules”) (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 5 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent, upon reading the disclosure contained in such section of the Parent Disclosure Schedules, that such disclosure is responsive to such other numbered and lettered Section of this Article 5 and, provided, however, that any listing of any fact, item or exception disclosed in any section of the Parent Disclosure Schedules shall not be construed as an admission of liability under any applicable Law of for any other purpose and shall not be construed as an admission that such fact, item or exception in in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), each of Parent and Merger Sub hereby represents and warrants to the Company that the statements contained in this Article 5 are true and correct as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date).
Section 5.01Organization; Capitalization.

(a)Parent is a public limited liability company (société anonyme) duly formed and validly existing under the laws of Luxembourg. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to carry on its business as presently conducted. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary Permits, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the ability of Parent or Merger Sub to perform any of its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.02    Corporate Authority Relative to this Agreement; No Violation.

(a)Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement and the transactions contemplated hereby, including the Merger, by an ordinary resolution of the shareholders of Parent (the “Requisite Parent Shareholder Approval”) and the adoption of this Agreement by the sole stockholder of Merger Sub (the “Merger Sub Stockholder Approval”) (which Merger Sub Stockholder Approval will be obtained promptly following the execution and delivery of this Agreement), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and, except for the Requisite Parent Shareholder Approval and the Merger Sub Stockholder Approval, no other corporate proceedings on the part of Parent or Merger Sub or vote of Parent’s or Merger Sub’s stockholders is necessary to authorize the consummation of the transactions contemplated hereby, including the Merger. The Parent Board has unanimously (i) resolved to recommend that shareholders of Parent approve the transactions contemplated by this Agreement, including the Merger (the “Parent Recommendation”), (ii) determined that this Agreement and the Merger are fair to and in the best interests of Parent, (iii) approved this Agreement and the

Merger, and (iv) resolved that the approval of the transactions contemplated by this Agreement, including the Merger, be submitted to a vote at a meeting of shareholders of Parent. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent, and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b)Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Listing Rules (including the filing of the Parent Shareholder Circular with the HKSE and any amendments or supplements thereto and clearance of the Parent Shareholder Circular by the HKSE), (iii) the HSR Act and the Antitrust Laws and (iv) the approvals set forth in Section 5.02(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under Applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

(c)The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or Merger Sub to own or use any assets required for the conduct of their businesses or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under, or otherwise contravene, any loan, guarantee of Indebtedness or credit agreement, Contract, Permit, concession or right binding upon Parent or Merger Sub or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens (other than Permitted Liens) in each case, upon any of the properties or assets of Parent or Merger Sub, except for such losses, suspensions, limitations, impairments, violations, defaults, rights, contraventions or Liens as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent organizational document of Parent or Merger Sub or (iii) conflict with or violate Applicable Law or any Orders in any material respect or in any way that would reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the ability of Parent or Merger Sub to perform any of its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.03    Litigation. As of the date hereof, there are no Proceedings pending or, to the knowledge of an executive officer of Parent, threatened, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the transactions contemplated by this Agreement.

Section 5.04    Information Supplied. The information supplied by Parent and Merger Sub in writing expressly for inclusion in the Proxy Statement will not, at the time the Proxy

Statement (and any amendment or supplement thereto) is first filed with the SEC or mailed to the stockholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.05    Parent Announcements and Parent Shareholder Circular. The Parent Announcements and the Parent Shareholder Circular will not, at the time the relevant Parent Announcement or the Parent Shareholder Circular (and any amendment or supplement thereto) is made by Parent or filed with the HKSE (as the case may be) or (in the case of the Parent Shareholder Circular) first dispatched to shareholders of Parent and at the time of any meeting of shareholders of Parent to be held in connection with the transactions contemplated by this Agreement, including the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion therein. The Parent Shareholder Circular will comply in all material respects as to form with the requirements of the Listing Rules.

Section 5.06    Finders or Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or commission for which the Company may become liable prior to the Effective Time.

Section 5.07    Financing.

(a)Parent has delivered to the Company a true and complete copy of (i) the executed debt commitment letter, dated as of the date of this Agreement, by and among the lenders and financial institutions party thereto (the “Financing Sources”) and Parent providing for debt financing as described by such commitment letter (such commitment letter, including all exhibits, schedules, annexes and amendments thereto, the “Commitment Letter”) and (ii) the related fee letter referred to in the Commitment Letter (redacted for provisions related to fees, flex terms and other economic terms, the “Fee Letter” and, together with the Commitment Letter, the “Commitment Documents”), in each case as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with the terms hereof, pursuant to which, upon the terms and subject to the conditions set forth in the Commitment Letter, certain of the Financing Sources have agreed to lend the amounts set forth therein, for the purpose of financing the Merger.

(b)As of the date of this Agreement, the Commitment Documents are in full force and effect and are valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with their respective terms (subject to the Enforceability Exceptions), and are not subject to any conditions precedent related to the funding of the net proceeds of the Debt Financing that are not set forth in the copies of the Commitment Letter and the Fee Letter provided to the Company.

(c)The Commitment Documents have not been amended or modified prior to the date of this Agreement and the respective commitments contained therein have not been, to the knowledge of Parent, terminated, reduced, withdrawn or rescinded prior to the date of this Agreement.

(d)As of the date of this Agreement, none of the Financing Sources has notified Parent of its intention to terminate the Commitment Documents or not to provide the Debt Financing.

(e)As of the date of this Agreement, Parent is not in default or breach under the terms and conditions of the Commitment Documents and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach by Parent under the terms and conditions of the Commitment Documents or a failure of any condition to the obligations of the Financing Sources in the Commitment Documents or otherwise result in any portion of the Debt Financing contemplated thereby to be unavailable. As of the date of this Agreement, Parent has no reason to believe that it or any other party thereto will be unable to satisfy any of the conditions to the Debt Financing to be satisfied pursuant to the Commitment Documents on the Closing Date or that the Debt Financing will not be available in full to Parent on the Closing Date. Notwithstanding the foregoing or any other provisions of this Agreement, Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations or warranties set forth in Article 4 or non-compliance by the Company and its Affiliates with their respective obligations hereunder on any such condition to the Debt Financing.

(f)As of the date of this Agreement, there are no side letters, understandings or other agreements relating to the Debt Financing to which Parent or any of its Affiliates is a party that could affect the availability or aggregate amount of the Debt Financing on the Closing Date, other than those set forth in the Commitment Letter and the Fee Letter.

(g)Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Commitment Documents to be paid prior to the date of this Agreement.

(h)Assuming (i) the accuracy of the representations or warranties set forth in Article 4 to the extent necessary to satisfy the condition in Section 7.02(a), (ii) the compliance by the Company and its Affiliates with their respective obligations hereunder and (iii) the conditions set forth in Sections 7.01 and 7.02 are satisfied at the Closing, the net proceeds contemplated by the Commitment Letter, together with available cash on hand of Parent, when funded in accordance with the Commitment Letter on the Closing Date will, in the aggregate, provide Parent and/or any Subsidiary of Parent with sufficient immediately available cash funds to consummate the transactions contemplated under this Agreement and any other amounts required to be paid in connection with the consummation of the transactions contemplated under this Agreement and to pay all related fees and expenses required to be paid as of the date of the consummation of the Merger.

Section 5.08    Merger Sub. Merger Sub is a wholly owned indirect Subsidiary of Parent. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution and delivery of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 5.09    Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

ARTICLE 6

COVENANTS

Section 6.01Conduct of the Company.

(a)During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 8 and the Effective Time (the “Pre-Closing Period”), except for matters (i) required by Applicable Law, (ii) undertaken with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed or (iii) expressly required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct in all material respects its business in the ordinary course of business, consistent with past practice, and use its commercially reasonable efforts to (A) maintain and preserve intact its business organization, assets, technology, present lines of business, rights and franchises, (B) keep available the services of Company Employees, (C) maintain in effect all of its material Permits, (D) maintain and preserve satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with the Company or any of its Subsidiaries and (E) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b)Without limiting the generality of the foregoing in Section 6.01(a), during the Pre-Closing Period, except (i) as may be required by Applicable Law, (ii) with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 6.01(b) of the Company Disclosure Schedules, the Company shall not, and shall not permit any of its Subsidiaries to:

(A)amend the Company Organizational Documents or the Company Subsidiary Organizational Documents (including by merger, consolidation or otherwise), or otherwise take any action to exempt any Person from any provision of the Company Organizational Documents or the Company Subsidiary Organizational Documents;

(B)split, combine or reclassify any of its capital stock;

(C)amend any term of any Company Security or any security of any of its Subsidiaries (in each case, including by merger, consolidation or otherwise);

(D)make, declare, accrue, set aside or pay any dividend, or make any other distribution on (whether in cash, stock, property or otherwise), or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any Subsidiary of the Company to the Company or a wholly-owned Subsidiary of the Company (to the extent such dividends would not result in (i) a material Tax Liability to the Company or any Subsidiary of the Company or (ii) a material Tax liability that had not previously been accrued in the Company’s financial statements pursuant to APB 23 or similar guidance issued by the Financial Standards Accounting Board), or (B) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Stock Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with past practice and the terms of the applicable award agreements);

(E)grant or amend any Company Stock Awards or other equity or equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(F)issue, sell, grant, pledge or otherwise dispose of or permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the exercise of Company Stock Options or the settlement of Company Stock Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with their terms, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

(G)adopt any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, of the Company or any of its Subsidiaries, file a petition in bankruptcy under any provisions of Applicable Law on behalf of the Company or any of its Subsidiaries or consent to the filing of any bankruptcy petition against any the Company or any of its Subsidiaries under any similar Applicable Law;

(H)create any Subsidiary of the Company or any of its Subsidiaries;

(I)other than renewals of existing letters of credit, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise) (in each case, other than the repayment or prepayment of any Indebtedness owed by any Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company);

(J)grant or suffer to exist any material Liens on any properties or assets, tangible or intangible, of the Company or any of its Subsidiaries, other than Permitted Liens;

(K)make any capital investment in, loan or advance to, or make or forgive any loan to, any other Person, other than the making of any loans or advances (i) by any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company, (ii) to vendors or suppliers in the ordinary course of business consistent with past practice not in excess of $250,000 in the case of any individual vendor or supplier and $1,000,000 in the aggregate or (iii) customary expenses and travel advances to employees in the ordinary course of business consistent with past practice;

(L)other than in the ordinary course of business consistent with past practice or in accordance with any Contract in effect on the date hereof, (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its material tangible properties or assets to any Person other than to the Company or a wholly-owned Subsidiary of the Company or (ii) cancel, release or assign any material Indebtedness of any such Person owed to it or any claims held by it against any such Person;

(M)(i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other Person or business or any material assets, deposits or properties of any other Person or (ii) make any material investment in any other Person either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person, other than a wholly owned Subsidiary of the Company;

(N)make any capital expenditures other than (i) capital expenditures expressly provided for in the capital expenditure budget of the Company set forth in Section 6.01(b)(N) of the Company Disclosure Schedules or fail in any material respect to make any of the capital expenditures provided for in such budget or (ii) any other capital expenditures not in excess of $1,000,000 in any fiscal year;

(O)(i) except in the ordinary course of business, (A) terminate, cancel, renew, fail to exercise an expiring renewal option, amend, grant a waiver under or otherwise modify any Company Material Contract or Company Real Property Lease or any Contract that would constitute a Material Contract or a Company Real Property Lease if in effect as of the date of this Agreement (including any buyout of such Contract) or (B) enter into any Contract that would constitute a Material Contract or a Company Real Property Lease if in effect as of the date of this Agreement, or (ii) without prior consultation with Parent, enter into any Contract expected to result in payment by the Company and its Subsidiaries in excess of $250,000 that (x) will not expire by its terms in twelve (12) months or fewer and (y) cannot be terminated by the Company or any of its Subsidiaries without material penalty upon no more than twelve (12) months’ notice;

(P)except in the ordinary course of business, renew or amend any distribution, sales agency or similar Contract (provided, that in the case of a renewal or amendment of any such Contract, such renewed or amended Contract may not provide for a term that extends beyond December 31, 2016 unless the Contract is cancellable at the Company’s or one of its Subsidiaries’ option (i) with no greater than ninety (90) days’ prior notice to the counterparty and (ii) without requiring the Company or any of its Subsidiaries to pay to the counterparty or any other Third Party any penalty or termination payment);

(Q)except as required by Applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement, (i) establish, adopt, amend or terminate any Collective Bargaining Agreement or Company Benefit Plan or commence an off-cycle enrollment period under any Company Benefit Plan that provides health and welfare benefits, (ii) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits of any Company Employee, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) accelerate any rights or benefits or, except in the ordinary course of business consistent with past practice, make any material determinations or interpretations with respect to any Company Benefit Plan, (v) fund any rabbi trust or similar arrangement or otherwise accelerate the time of funding, vesting or payment of any payments or benefits under any Company Benefit Plan, or (vi) hire, promote or terminate the employment or services of (other than for cause) any officer, employee, independent contractor or consultant who has target annual compensation greater than $100,000 or any other employee at the level of director or above; provided, however, that Company may hire an individual for any position set forth in Section 6.01(b)(Q) of the Company Disclosure Schedules, which represents current open positions;

(R)implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(S)change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in accordance with past practices;

(T)except with respect to Taxes (which shall be governed by Section 6.01(b)(U)), commence, settle, pay, discharge, satisfy or compromise any Proceeding, except for (i) settlements or compromises that (A) involve monetary remedies with a value not in excess of $500,000, with respect to any individual Proceeding, or $500,000, in the aggregate, (B) do not impose any material restriction on its business or the business of its Subsidiaries or materially restrict the use or registration or affect the validity or enforceability of any material Company Owned IP, and (C) do not relate to any Company Stockholder Litigation (the settlement or compromise of which shall be governed exclusively by Section 6.12), and (ii) the commencement of any Proceeding that is in the ordinary course of business;

(U)make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return or claim for a material Tax refund, enter into any closing agreement within the meaning of Section 7212 of the Code (or any comparable provision of state, local or foreign Applicable Law) with respect to a material amount of Taxes, request any material Tax ruling, settle or compromise any material Tax proceeding, or surrender any claim for a material refund of

Taxes, except that the Company or any Company Subsidiaries may settle or compromise tax audits or proceedings that do not exceed the amount of uncertain tax positions reflected on the Company’s balance sheet as of December 31, 2015 that are the subject of such audit or proceeding;

(V)abandon or discontinue any existing line of business;

(W)other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(X)conduct its cash management customs and practices (including the collection of receivables and payment of payables), other than in the ordinary course of business consistent with past practice;

(Y)amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material Permits of the Company;

(Z)cancel, fail to renew, fail to continue to prosecute, fail to protect or defend, abandon or permit to lapse any material Company Owned IP;

(AA)assign, grant a Lien on, grant a license, release, immunity or a covenant not to sue under or in respect of any material Company Owned IP (other than the grant of non-exclusive licenses to the Company’s or any Subsidiary’s customers, distributors or suppliers in the ordinary course of business);

(BB)    enter into any transaction with any stockholder, director, officer or employee of the Company or any of its Subsidiaries;

(CC)    authorize, resolve, agree to take (by Contract or otherwise), or make any commitment to take, or otherwise become obligated to take, any of the foregoing actions that are prohibited pursuant to this Section 6.01(b); or

(DD)    renew, amend, extend, fail to exercise a right of termination of, grant a waiver under or otherwise modify any Contract listed on Section 6.01(b)(DD) of the Company Disclosure Schedules.

Section 6.02    Non-Solicitation; Acquisition Proposals.

(a)Except as expressly permitted by this Section 6.02, during the Pre-Closing Period, the Company shall not, and shall cause its Affiliates and its and their directors, officers and employees, and shall direct and otherwise use its reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly (i) initiate, solicit, authorize or encourage, or facilitate the submission or making of, any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.02, participate or engage in negotiations or discussions (other than, for a period of no more than four (4) Business Days (such period to be calculated by reference to Business Days in NY) after receipt of an Acquisition Proposal, solely to the extent necessary for the Company Board to be able to have sufficient information to make the determination described in Section 6.02(b), to ascertain facts or clarify terms with respect to an Acquisition Proposal that did not result from a breach (other than in any immaterial respect) of this Section 6.02), or furnish any information concerning the Company or any of its Subsidiaries to, any Third Party relating to an Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal, (iii) enter into any Contract or other agreement or understanding (written or oral, binding or non-binding, preliminary or definitive) relating to an Acquisition Proposal or (iv) resolve or agree to do any of the foregoing. From and after the execution and delivery of this Agreement, the Company shall, and shall cause its Affiliates and its and their respective Representatives to, (A) immediately cease and cause to be terminated all discussions or negotiations with any Person existing on the date hereof with respect to any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal, (B) terminate access by any Third Party to any physical or electronic data room or other access to data or information of the Company, in each case relating to or in connection with, any Acquisition Proposal or any potential Acquisition Transaction, (C) request the prompt return or destruction of all information provided to any Third Party in year immediately preceding the date of this Agreement in connection with any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal or a proposed Acquisition Transaction and (D) enforce, and not waive or modify, the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any Acquisition Proposal or any potential Acquisition Transaction, including any standstill provisions contained therein. The Company shall ensure that its Representatives and the Representatives of its Affiliates are aware of the provisions of this Section 6.02, and it is agreed that any violation of the restrictions set forth in this Section 6.02 by any Representative of the Company or any of its Affiliates shall constitute a breach of this Section 6.02 by the Company. The Company hereby releases Parent from its obligation to comply with the standstill provisions contained in Section 6 of the Confidentiality Agreement from and after the date hereof.

(b)Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to the receipt of the Requisite Company Stockholder Approval, the Company receives an unsolicited, written bona fide Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach (other than in any immaterial respect) of this Section 6.02), the Company, the Company Board and its Representatives may, subject to compliance with this Section 6.02(b), engage in negotiations or discussions with, or furnish any information and reasonable access to, any Third Party making such Acquisition Proposal and its Representatives if, and only if, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and outside independent financial advisors, that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal; provided, that (i) prior to providing access to or furnishing any such information, the Company (A) receives from such Third Party an executed Acceptable Confidentiality Agreement or (B) if such Third Party is already party with the Company to a valid and existing confidentiality agreement as of the date of this Agreement, amends such existing agreement so that it is an Acceptable Confidentiality Agreement, (ii) any such information so furnished has been previously provided to Parent or is provided (including through the Data Room) to Parent substantially concurrently with it being so furnished to such Third Party and (iii) the Company shall give Parent written notice of such determination promptly after the Company Board makes such determination (and in no event later than twenty-four (24) hours after such determination) and in any event prior to furnishing any such information or engaging in such negotiations or discussions.

(c)Except as otherwise provided in Section 6.02(d) and the last sentence of this Section 6.02(c), during the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Parent), or publicly propose to withdraw (or so qualify or modify), the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) take any action to exempt any Person (other than Parent and its Affiliates) from the provisions of Section 203 of the DGCL or any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law or regulation, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days (such period to be calculated by reference to Business Days in NY) after the commencement of such Acquisition Proposal or any material amendment of such Acquisition Proposal, or (E) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal (any action described in this clause (i) is referred to herein as a “Change in Recommendation”) or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into any Contract or other agreement or understanding (written or oral, binding or non-binding, preliminary or definitive), other than an Acceptable Confidentiality Agreement to the extent expressly permitted by Section 6.02(b)) with any Third Party constituting or relating to, or that is intended to or could reasonably be expected to lead to or result in, any Acquisition Proposal or Acquisition Transaction, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with this Agreement, the Merger or any of the other transactions contemplated hereby, or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement (any such document, agreement or arrangement, an “Alternative Acquisition Agreement”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Company Stockholder Approval, in the event a material development or material change in circumstances (other than relating to or in connection with an Acquisition Proposal, Acquisition Transaction or Superior Proposal) occurs or arises after the date of this Agreement that was not known and not reasonably foreseeable by the Company Board as of the date of this Agreement, the Company Board may make a Change in Recommendation (under clause (A) or (D) of the definition thereof) if and only if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and outside independent financial advisors, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law; provided, that the Company shall have provided Parent four (4) Business Days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action and:

(i)during such four (4) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent (and the Company shall have caused its Affiliates and its and their directors, officers and employees and directed and otherwise used its reasonable best efforts to cause its and their other Representatives, including, without limitation, its outside legal counsel and outside independent financial advisors, to have engaged in good faith negotiations with Parent and its Representatives) regarding changes to the terms of this Agreement; and

(ii)the Company shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the fourth (4th) Business Day of such fourth (4th) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and outside independent financial advisors) that the failure to make a Change in Recommendation would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law.

(d)At any time prior to receipt of the Requisite Company Stockholder Approval, if, in response to an unsolicited, written bona fide Acquisition Proposal first made after the date of this Agreement that did not result from a breach (other than in any immaterial respect) of this Section 6.02, the Company Board determines in good faith (after consultation with its outside legal counsel and outside independent financial advisors) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to approve or recommend such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law, the Company may terminate this Agreement in accordance with Section 8.01(d)(i) and this Section 6.02(d); provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.01(d)(i) and this Section 6.02(d) unless the Company (x) has complied with and not breached (other than in any immaterial respect) its obligations under this Section 6.02, including its obligations set forth in Section 6.02(e), (y) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.03(a)(ii) prior to or concurrently with such termination and (z) concurrently with such termination, enters into a definitive written Alternative Acquisition Agreement that documents all the terms and conditions of such Superior Proposal.

(e)Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to terminate this Agreement pursuant to Section 6.02(d) or Section 8.01(d)(i), unless (x) the Company shall have provided to Parent four (4) Business Days’ prior written notice (the “Superior Proposal Notice”) advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the terms and conditions of any such Superior Proposal, including the identity of the Third Party who has made such Superior Proposal) and provided Parent a copy of the relevant proposed transaction agreement or the latest draft thereof (including any related financing commitments and fee letters) or, if no such agreement or draft exists, a written summary of the material terms and conditions of such Superior Proposal, and any other related available documentation and correspondence relating to such Superior Proposal (including any related financing commitments and fee letters), and (y):

(i)during such four (4) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent (and the Company shall have caused its Affiliates and its and their directors, officers and employees and directed its and their other Representatives, including, without limitation, its outside legal counsel and outside independent financial advisors, to have engaged in good faith negotiations with Parent and its Representatives) regarding changes to the terms of this Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and
(ii)the Company shall have considered any Proposed Changed Terms proposed by Parent no later than 11:59 p.m., New York City time, on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and outside independent financial advisors) that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.
The parties acknowledge and agree that, (A) if Parent, within four (4) Business Days following its receipt of a Superior Proposal Notice, makes a proposal that, as determined in good faith by the Company Board (after consultation with its outside counsel and outside independent financial advisors), results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 6.02(d) or Section 8.01(d)(i) as a result of such Acquisition Proposal, and (B) any (1) revisions to the financials terms or any other material terms of a Superior Proposal or (2) revisions to the financial terms or any other material terms to an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice and a new four (4) Business Day period shall commence thereafter; provided, however, that such new four (4) Business Day notice period shall be shortened to the longer of three (3) Business Days and the time remaining on the prior notice period if the only change to the material terms of such Superior Proposal is an increase in (without any change to the form of) the per share merger consideration. The Company shall have no right to terminate this Agreement pursuant to Section 8.01(d)(i) unless it has complied with the procedures set forth in Section 6.02(d) and this Section 6.02(e).
(f)From and after the execution and delivery of this Agreement, the Company shall promptly (and in any event (i) within 24 hours following the date of receipt if such date of receipt is a Business Day in NY or (ii) by the end of the next Business Day in NY immediately following the date of receipt if such date of receipt is not a Business Day in NY) advise Parent in writing in the event that it or any of its Affiliates, any of its or its Affiliates’ officers, directors or employees or, to the Company’s Knowledge, any of its or its Affiliates’ Representatives receives any Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal, copies of any documentation, including copies of any related financing commitments and fee letters) of any such Acquisition Proposal. From and after the execution and delivery of this Agreement, the Company shall keep Parent promptly informed in writing on a reasonably current basis of the status of, and any material changes to, the terms of any such Acquisition Proposal (including providing Parent a notification in writing within twenty-four (24) hours following any determination by the Company Board pursuant to Section 6.02(b) or any material changes to the terms of any such Acquisition Proposal) and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable (and in any event (i) within 24 hours following the date of receipt if such date of receipt is a Business Day in NY or (ii) by the end of the next Business Day in NY immediately following the date of receipt if such date of receipt is not a Business Day in NY) after receipt thereof of any written indication of interest (or amendment thereto) or any written material received in connection therewith (or amendment thereto), including copies of any proposed Alternative Acquisition Agreement (including any drafts thereof) and any proposed financing commitments and fee letters related thereto (including drafts thereof).

(g)Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing any position or disclosing any information reasonably required under Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, that in all cases, any such action or disclosure shall comply with Section 6.02(a), Section 6.02(b) and Section 6.02(c).

Section 6.03    Access to Information.

(a)Subject to Applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries, Company Employees and other Representatives to) afford Parent’s authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to Company Employees, Representatives, properties, books, Contracts and records and shall furnish Parent and Merger Sub all financial, operating and other data and information in the Company’s possession as Parent and Merger Sub through their Representatives may reasonably request; provided, however, that the Company and its Subsidiaries shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company after consultation with its outside legal counsel, (i) violate any Applicable Law, or (ii) result in a loss or waiver of the attorney-client or other privilege held by the Company or any of the Company’s Subsidiaries (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clause (i) or clause (ii) above, and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the Applicable Law); provided, further, that any access or investigation pursuant to this Section 6.03(a) shall be conducted in such a manner as not to interfere unreasonably with the business and operations of the Company or any of the Company’s Subsidiaries.

(b)No information or knowledge obtained by Parent or Merger Sub pursuant to Section 6.02, this Section 6.03 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

Section 6.04    Notice of Certain Events. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(a)any notice or other communication received by the Company or any of its Subsidiaries, or to the Company’s Knowledge, any of their respective Representatives, from any Person alleging that the consent, approval, permission of or waiver from such party is or may be required in connection with the Merger;

(b)any notice or other communication received by the Company or any of its Subsidiaries, or any of their respective Representatives, from any Governmental Entity in connection with the transactions contemplated hereby; and

(c)any fact, event or circumstance known to it that would be reasonably likely to result in the failure of any of the conditions set forth in Article 7 to be capable of being satisfied prior to the End Date; provided, that the failure to deliver any notice pursuant to this Section 6.04(c) shall not be considered in determining whether the conditions set forth in Article 7 have been satisfied;
provided, however, that that no notification given pursuant to this Section 6.04 shall (A) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (B) otherwise prejudice in any way the rights and remedies contained in this Agreement, (C) be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement or (D) be deemed to amend or supplement the Company Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by the Company.
Section 6.05    State Takeover Laws. If any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law or regulation becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transactions contemplated hereby, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.06    Stock Exchange Delisting; Director Resignations.

(a)Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of NYSE to enable the delisting by the Surviving Corporation of the Shares from NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time (if such delisting and deregistration will not have already occurred at or prior to the Effective Time).

(b)At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors of the Company and its Subsidiaries (other than directors of Subsidiaries whom Parent determines shall continue to serve in such capacities following the Effective Time), effective at the Effective Time.

Section 6.07    Director and Officer Liability.

(a)For six (6) years after the Effective Time, the Surviving Corporation shall maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement and from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier; provided, however, that in satisfying its obligation under this Section 6.07(a), the Surviving Corporation shall not be obligated to pay aggregate annual premiums in excess of 300% of the amount the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”) and, if such aggregate annual premiums for such insurance would exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available for an aggregate premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier prior to the Effective Time or by the Surviving Corporation at or after the Effective Time, which policies provide each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy with coverage and amount no less favorable than those of such policy in effect on the date of this Agreement for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated hereby, provided, however, that the amount paid for such prepaid policies shall not exceed 300% of the Current Premium without the prior written consent of Parent. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term and continue to honor the obligations thereunder. If requested by Parent, the Company shall cooperate with Parent to obtain such tail or runoff policies as of the Effective Time.

(b)From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to (i) each indemnification agreement in effect as of the date of this Agreement between the Company or any of its Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of any of the Company’s Subsidiaries (each, an “Indemnified Party”) and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation, as amended, or bylaws of the Company as in effect on the date of this Agreement.

(c)The provisions of this Section 6.07 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the articles of organization or bylaws, by Contract or otherwise.

Section 6.08    Efforts.

(a)Subject to the terms and conditions of this Agreement, the Company and Parent shall each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary under Applicable Law to consummate the Merger, including (i) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Entities, the expiry or early termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of such reasonable steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or Proceeding by, any Governmental Entities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided, however, that the Company shall not be permitted to pay, and Parent shall not be obligated to pay or permit or agree to the Company paying, any material cash consideration to any Third Party from whom consent or approval is required and the Company shall not modify or enter into any Company Material Contract or Company Real Property Lease or limit or dispose of any non-cash rights, assets or properties, and Parent shall not be obligated to permit or agree to the Company’s modification or entrance into any Company Material Contract or Company Real Property Lease or, on behalf of itself or any of its pre-Closing Affiliates, modify or enter into any agreement or limit or dispose of any non-cash rights, assets or properties, in each case pursuant to this Section 6.08(a) or any provision that cross-references the proviso to this Section 6.08(a).

(b)In furtherance and not in limitation of the undertakings pursuant to this Section 6.08, each of Parent and the Company shall (i) promptly prepare and file any notification and report forms and related material required under the HSR Act and any other Antitrust Laws, and any additional filings or notifications and related material that are necessary, proper or advisable to permit consummation of the Merger and (ii) provide or cause to be provided as promptly as practicable any information and documentary material that may be requested by the DOJ or FTC under the HSR Act.

(c)Subject to Applicable Law relating to the exchange of information, and the sole right of Parent to make the final determination on behalf of the parties on all strategy and tactics for obtaining clearances under the HSR Act and other Antitrust Laws, the Company and Parent and their respective counsel shall (i) provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Antitrust Laws) with a Governmental Entity in connection with the transactions contemplated hereby, (ii) promptly inform each other of any material communication (or other material correspondence or memoranda) received from, or given to, any Governmental Entity in connection with the transactions contemplated hereby and (iii) promptly furnish each other with copies of all material correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the transactions contemplated hereby. The Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.08(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(d)Notwithstanding anything else contained herein, Parent shall not be required to, and the Company shall not, without the prior written consent of Parent, offer, propose, agree, or commit (i) to sell, divest, hold separate, license, cause a Third Party to acquire, or otherwise dispose of (A) any of the respective Affiliates of the Company or Parent or (B) any of the respective operations, divisions, businesses, product lines, customers, assets, properties or rights of Parent, the Company or any of their respective Affiliates (clauses (A) and (B) collectively, the “Divestiture Assets”), prior to, contemporaneously with or after the Closing and regardless as to whether a Third Party purchaser must be identified or approved prior to the Closing (a “Divestiture”), (ii) to take any other actions that may limit Parent’s, its Affiliates’, the Company’s or its Affiliates’ conduct in any way or any of the foregoing’s freedom of action with respect to, or ability to retain, one or more of its operations, divisions, businesses, products lines, customers, assets, properties or rights (a “Restraint”) or (iii) to enter into any Order, consent decree or other agreement to effectuate a Divestiture or Restraint, except that, solely to the extent necessary to permit the consummation of the Merger to occur before the End Date, Parent shall use reasonable best efforts to satisfy the condition set forth in Section 7.01(c) by agreeing to and implementing or committing to implement (1) sales, licenses or divestitures to Third Parties (x) of Divestiture Assets that were used to generate, or contributed to the generation of, annual gross revenues that do not exceed $50,000,000 in the aggregate for all such sales, licenses and divestitures (determined based on gross fiscal 2015 revenues) and (y) that do not require Parent to convey any value to any Third Party other than the sales, licenses or divestitures of such Divestiture Assets as specified in clause (x) and reasonable and customary transition support or similar agreements of limited duration relating to such sales, licenses or divestitures (provided that any such transition support or similar agreement shall only be required to be agreed to by Parent to the extent it reflects arm’s-length and fair market value terms as determined by Parent in good faith) and (2) Restraints that would not have, and would not be reasonably expected to have, more than a de minimis effect on Parent, the Company and their respective Subsidiaries.

(e)Subject to the proviso to Section 6.08(a), the Company shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the consents reasonably requested by Parent; provided that the Company shall not take any action to solicit or obtain such consents unless and until the Company or the Company’s counsel is directed to do so by Parent or Parent’s counsel and then only upon the basis so requested.

Section 6.09    Financing.

(a)Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and to obtain, or cause to be obtained, the proceeds of the Debt Financing on the terms and conditions described in the Commitment Documents, including using reasonable best efforts to:

(i)maintain in effect the Commitment Documents (provided that the Commitment Documents may be amended, supplemented, modified and replaced as set forth below);

(ii)negotiate and enter into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the

Commitment Documents (including, as necessary, the “flex” provisions related thereto) or, if available, on other terms that are not (x) materially less favorable to Parent, in the aggregate, than the terms and conditions contained in the Commitment Documents (including, as necessary, the “flex” provisions related thereto) and (y) not prohibited by clauses (i) - (iv) of Section 6.09(d); and

(iii)satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis all conditions in the Commitment Documents that are within Parent’s control (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information to Parent or otherwise to comply with its obligations under this Agreement).

(b)In the event that all conditions contained in the Commitment Documents have been satisfied (or upon funding will be satisfied) and Parent is obligated to effect the Closing in accordance with Section 2.02, Parent shall use its reasonable best efforts to cause the Financing Sources to fund the Debt Financing on or prior to the Closing Date.

(c)Parent shall provide to the Company prompt notice (i) of any material breach by any party of the Commitment Documents and/or the Definitive Agreements of which Parent becomes aware, (ii) of any termination of the Commitment Documents and/or the Definitive Agreements and (iii) of any material dispute or disagreement between or among any parties to the Commitment Documents with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing of which Parent becomes aware (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing and/or the Definitive Agreements). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of all material developments concerning the status of the Debt Financing, including its efforts to arrange the Debt Financing and provide the Company at its request copies of all executed Definitive Agreements for the Debt Financing.

(d)Parent shall not agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its material rights under, the Commitment Documents without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) that (i) reduces the aggregate amount of cash proceeds available from the Debt Financing such that the aggregate funds that would be available to Parent on the Closing Date would not be sufficient to provide the funds required to be funded on the Closing Date to consummate the Merger, (ii) that has conditions precedent to the funding on the Closing Date that are, in the aggregate, more onerous than the conditions set forth in the Commitment Documents, (iii) adversely impacts the ability of Parent to enforce its rights under the Commitment Documents against the Financing Sources or (iv) could otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Debt Financing or the Merger; provided that Parent may, without the Company’s prior written consent, amend, replace, supplement or otherwise modify the Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement so long as any such addition would not reasonably be expected to prevent, impede or materially delay the consummation of the Debt Financing or the Merger (it being understood that any such amendment, replacement, supplement or modification that provides for the assignment of a portion of the Debt Financing commitments to any additional lenders, lead arrangers, book runners, syndication agents or similar entities and the granting to such Persons of approval rights as are customarily granted to additional agents or arrangers shall be permitted hereunder and shall be deemed to not prevent, impede or materially delay the consummation of the Debt Financing or the Merger). Upon any such amendment, replacement, supplement or modification, the term “Commitment Letter” shall mean the Commitment Letter as so amended, replaced, supplemented or modified. Parent shall promptly deliver to the Company true and complete copies of any such amendment, replacement, supplement or modification.

(e)Parent shall have the right to substitute the proceeds of other incurrences of debt (including unsecured notes) for all or any portion of the Debt Financing and reducing commitments under the Commitment Letter; provided, that (u) to the extent any such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earliest of the consummation of the Merger on the Closing Date, the termination of this Agreement or the End Date, (v) to the extent such offering or other incurrence is not a substitution for the entire amount of the Debt Financing, such offering or other incurrence of debt does not result in a breach or default under, or violation of, the Commitment Documents, (w) to the extent such offering or other incurrence is not a substitution for the entire amount of the Debt Financing, the aggregate amount of the Debt Financing committed under the Commitment Letter following such reduction, together with other cash and cash equivalents available to Parent, is sufficient to provide the funds required to be funded on the Closing Date to consummate the Merger, (x) the proceeds of such debt offerings or other incurrences have been received by Parent or a wholly owned subsidiary of Parent in cash, (y) Parent promptly notifies the Company of such substitution and reduction and (z) true and complete copies of each material amendment or modification to the Commitment Documents relating thereto will be promptly provided to the Company. Further, Parent shall have the right to substitute commitments in respect of other financing for all or any portion of the Debt Financing from the same and/or alternative bona fide third-party financing sources so long as (i) such financing shall not reduce the aggregate amount of cash proceeds available from the Debt Financing such that the aggregate funds that would be available to Parent on the Closing Date would not be sufficient to provide the funds required to be funded on the Closing Date to consummate the Merger, (ii) all conditions precedent to effectiveness of definitive documentation for such financing have been satisfied or such conditions precedent to the funding of such financing are, in the aggregate, in respect of certainty of funding, substantially equivalent to (or more favorable to Parent than) the conditions precedent set forth in Exhibit C of the Commitment Letter and (iii) such financing would not impair, prevent or materially delay the transactions contemplated by this Agreement (any such financing under this clause (e) which satisfies the requirements of this clause (e), the “Alternative Financing”; the definitive documentation for any such Alternative Financing, the “Alternative Financing Documents”). True and complete copies of each alternative financing commitment in respect of such Alternative Financing, together with all related fee letters and associated engagement letters (solely in the case of such fee letters, flex terms and engagement letters, redacted for provisions related to fees and other economic terms on a basis consistent with the redacted Fee Letter), will be promptly provided to the Company. In the event any Alternative Financing is obtained, (i) any reference herein to the term “Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any Alternative Financing, (ii) any reference herein to the term “Debt Financing” shall be deemed to include such Alternative Financing, (iii) any reference herein to the term “Fee Letter” shall be deemed to include any fee letter (or similar agreement) with respect to any Alternative Financing and (iii) any reference herein to the term “Financing Sources” shall be deemed to include any financing sources or other lenders providing the Alternative Financing.

(f)Notwithstanding anything to the contrary contained herein, Parent’s obligations hereunder are not subject to Parent or any of its Affiliates obtaining funds under the Debt Financing to consummate the Merger and the transactions contemplated by this Agreement.

Section 6.10    Financing Cooperation.

(a)Prior to the Effective Time, the Company shall use its reasonable best efforts to and shall cause its Subsidiaries and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation that is necessary, proper or advisable in connection with the Debt Financing as may be reasonably requested by Parent, including:

(i)making senior management and advisors of the Company and its Subsidiaries available to participate in a reasonable number of meetings, presentations, road shows and due diligence sessions with proposed lenders or agents with respect to the Debt Financing, and in sessions with rating agencies or other syndication activities, all at reasonable times and upon reasonable notice;

(ii)providing reasonable access by Parent and any proposed lenders or agents, and their respective officers, employees, consultants and advisors (including legal valuation and accounting advisors) to the books and records, properties, Company Employees and Representatives and assisting with due diligence activities relating to the Company’s and its Subsidiaries’ financial information, all at reasonable times and upon reasonable notice;

(iii)assisting with the preparation of and, subject to the occurrence of the Effective Time, executing and delivering any pledge or security documents, guarantees, other customary definitive financing documents, or other customary certificates (other than solvency certificates) as may be reasonably requested by Parent in connection with the Debt Financing (including the assumption of any existing Indebtedness of the

Company or its Subsidiaries) and otherwise facilitating the pledging of, and granting, recording and perfection of security interests in share certificates, securities and other collateral, and obtaining surveys and title insurance as reasonably requested by Parent;

(iv)providing customary representation and authorization letters to the Financing Sources authorizing the distribution of Company information in documents provided to prospective lenders containing customary representations to the Financing Sources that the information provided by the Company (x) does not contain a material misstatement or omission and (y) with respect to information to be included public side versions of such documents, if any, does not include material non-public information about the Company or its Subsidiaries;

(v)requesting and cooperating in obtaining customary Lien terminations and instruments of discharge, relating to any Indebtedness of the Company and its Subsidiaries;

(vi)assisting Parent with its preparation of pro forma financial information and pro forma financial statements and other materials for rating agency presentations, bank information memoranda, business projections and similar documents used in connection with the Debt Financing;

(vii)assisting in procuring any necessary rating agency ratings or approvals and participating in a reasonable number of sessions with rating agencies, all at reasonable times and upon reasonable notice;

(viii)using reasonable best efforts to cause its independent accountants and former independent accountants to provide reasonable assistance and cooperation to Parent, including participating in due diligence sessions, assisting in the preparation of any pro forma financial statements to be included in the materials relating to the Debt Financing and providing consent for the use of their audit reports relating to the Company in materials relating to the Debt Financing, as reasonably requested by Parent;

(ix)furnishing to Parent and its Financing Sources as promptly as practicable (A) all financial statements of the Company and its Subsidiaries that are necessary to satisfy the condition set forth in paragraph 5 of Exhibit C of the Commitment Letter, (B) the financial information of the Company and its Subsidiaries necessary for Parent to prepare any pro forma financial statements for the historical periods required by paragraph 6 of Exhibit C of the Commitment Letter (provided, for the avoidance of doubt, that the Company and its Subsidiaries shall not be responsible for the preparation of such pro forma financial statements or any related pro forma adjustments or, without limitation of the cooperation required by ýSection 6.17(d), any conversion or reconciliation of Company Financial Statements) and (C) such other financial and other pertinent information regarding the Company and its Subsidiaries (including information regarding the business, operations and financial projections thereof) as may be reasonably requested by Parent to assist in the preparation of a customary confidential information memorandum or other customary information documents used in financings of the type contemplated by the Commitment Letter and any supplements thereto (all such financial statements, financial and other information, the “Required Information”);

(x)using commercially reasonable efforts to assist Parent in ensuring that the syndication efforts benefit from the existing banking relationships of the Company and its Subsidiaries;

(xi)furnishing to Parent and its Financing Sources at least five (5) Business Days prior to the anticipated Effective Time, all documentation and other information about the Company and its Subsidiaries required by applicable “know your customer” and anti-money laundering rules and regulations (including the Patriot Act) to the extent requested at least ten (10) calendar days prior to the anticipated Effective Time, as required to be delivered pursuant to the Commitment Letter or that is otherwise necessary to satisfy the conditions in paragraph 10 in Exhibit C thereof; and

(xii)subject to the occurrence of the Effective Time, taking all corporate actions necessary to permit consummation of the Debt Financing as may be reasonably requested by Parent.  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose.
It is understood by the parties hereto that information provided by the Company pursuant to Section 6.10(a) may be disclosed to prospective lenders and investors in connection with the syndication and marketing of the Debt Financing, in each case subject to confidentiality undertakings from such prospective lenders and investors customary for a syndication process (such as the confidentiality provisions contained in customary “bank books”) and subject to customary acknowledgements from such lenders and investors as to the receipt of material non-public information in compliance with applicable law (to the extent material non-public information is disclosed), and that such disclosure shall not be restricted by the existing Confidentiality Agreement between the parties.
(b)Notwithstanding anything in this Section 6.10 to the contrary, in fulfilling its obligations pursuant to this Section 6.10, (i) nothing in this Section 6.10 shall require cooperation to the extent that it would (A) cause any condition to Closing set forth in Sections 7.01 or 7.02 to not be satisfied or otherwise cause any breach of this Agreement (including any representations or warranties thereunder), (B) unreasonably interfere with the ongoing business or operations of the Company or its Subsidiaries, (C) cause the Company or its Subsidiaries to incur Liability in connection with the Debt Financing prior to the Effective Time (other than in connection with customary representation and authorization letters and other than such Liabilities that Parent commits to reimburse), (D) cause any director, officer or employee of the Company or its Subsidiaries to incur any personal liability, (E) in the reasonable judgment of the Company after consultation with its outside legal counsel, (x) result in the material contravention of, or could reasonably be expected to result in a material violation or breach of, or a default under, any Applicable Laws or under any Material Contract or (y) require the Company to provide access to or disclose information that the Company determines would result in a loss or waiver of attorney-client privilege of the Company or its Subsidiaries (in each case it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to this clause (E), and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to violate the applicable restriction or waive the applicable privilege or protection) or (F) require the Company to prepare separate financial statements for any Subsidiary of the Company, (ii) none of the Company or any of its Subsidiaries shall be required to execute and deliver any Definitive Agreements or other agreements, pledge or security documents, or other certificates or documents in connection with the Debt Financing that are effective prior to the Effective Time (other than any customary representation or authorization letters), (iii) none of the Board of Directors (or equivalent bodies) of the Company and its Subsidiaries shall be required to pass any resolution or take any similar actions approving the Debt Financing that are effective prior to the Effective Time, (iv) none of the Company, its Subsidiaries or its Representatives shall be required to pay any commitment or other fee or provide any security or incur any other Liability in connection with any Debt Financing prior to the Effective Time and (v) Parent shall, upon the request of the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective pre-Closing directors, officers, employees and Representatives from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such Debt Financing and any cooperation or other actions taken pursuant to this Section 6.10 (other than to the extent related to information, cooperation or other actions provided by the Company, its Subsidiaries or their respective pre-Closing directors, officers, employees or Representatives), except in the event such loss or damage arises out of or results from the gross negligence, willful misconduct, bad faith or intentional breach of its obligations hereunder by the Company, its Subsidiaries or their respective pre-Closing directors, officers, employees or Representatives.

Section 6.11    Company Indebtedness. Prior to the Closing, the Company shall obtain and deliver the Payoff Letter to Parent. The Company shall deliver (A) a draft of the Payoff Letter to Parent at least three (3) Business Days prior to the anticipated Closing Date and (B) an executed copy of the Payoff Letter in substantially similar form at least one (1) Business Day prior to the anticipated Closing Date.

Section 6.12    Company Stockholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within one (1) Business Day in NY) following its being formally notified of the same notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement of, any Company Stockholder Litigation. Notwithstanding anything to the contrary, the Company shall not communicate with any opposing party in any Company Stockholder Litigation regarding any settlement thereof without either (a) consulting with Parent in advance of such communication, taking into account in good faith Parent’s views as to acceptable settlement terms and promptly informing Parent of the contents of such communication or (b) allowing Parent’s counsel to participate in such communication. No full or partial settlement of any Company Stockholder Litigation shall be agreed to by the Company or any of its Subsidiaries without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.13    Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except (i) as such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any securities exchange upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party required to make the release or announcement will consider such comments in good faith or (ii) in connection with a Change in Recommendation (provided the Company shall have complied with Section 6.02 in all but immaterial respects). Notwithstanding the foregoing, Parent may make public statements with respect to this Agreement and the transactions contemplated hereby, including their effect on Parent’s business and its financial projections, with investors, analysts and Financing Sources, including, without limitation, on its periodic earnings calls and in any “road show”, so long as Parent’s comments are not inconsistent with the press releases previously issued and agreed upon by the parties.

Section 6.14    Section 16 Matters. Prior to the Effective Time, the Company shall take all actions as may be reasonably requested by any party hereto to cause any dispositions of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

Section 6.15    Employment Matters.

(a)For the one-year period following the Effective Time (or such shorter period as the applicable Continuing Company Employee continues to be employed by Parent or the Surviving Corporation after the Effective Time) and subject to Applicable Law, Parent shall provide, or shall cause the Surviving Corporation to provide to each Continuing Company Employee (i) at least the same level of hourly salary or base wages and annual target bonus opportunity as provided to such Continuing Company Employee immediately prior to the Effective Time and (ii) employee benefits (excluding equity-based compensation) that, in the aggregate, are at least as favorable as the employee benefits (excluding equity-based compensation) provided to such Continuing Company Employee under the Company Benefit Plans as in effect immediately prior to the Effective Time. Notwithstanding the generality of the foregoing, (i) with respect to the Continuing Company Employees’ eligibility to participate in a long term incentive plan maintained by Parent, Parent will endeavor to use substantially similar criteria and processes in evaluating such eligibility of Continuing Company Employees as Parent does in evaluating the eligibility of employees of Parent, and (ii) for the one-year period following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to the Continuing Company Employees, severance benefits not less favorable than the severance benefits provided by the Company pursuant to the Company Benefit Plans and Made Available to Parent.

(b)Following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Corporation or their Subsidiaries in which the Continuing Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Continuing Company Employee with the Company prior to the Closing Date for purposes of eligibility, vesting and, solely for purposes of any vacation and severance benefits, levels of benefits under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Continuing Company Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) apply for purposes of any plan that provides retiree welfare benefits, (ii) apply for purposes of benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement pension plan benefits, (iii) operate to duplicate any benefits of a Continuing Company Employee with respect to the same period of service, or (iv) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Continuing Company Employee is first eligible to participate, Parent shall use reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such Continuing Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Continuing Company Employee participated immediately prior to the Effective Time, and (B) credit each Continuing Company Employee for an amount equal to any medical, dental or vision expenses incurred by such Continuing Company Employee in the year that includes the Closing Date (or, if later, the year in which such Continuing Company Employee is first eligible to participate in such Post-Closing Plan) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan to the extent such expenses would have been credited under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, subject to the applicable information being provided to Parent in a form that Parent reasonably determines is administratively feasible to take into account under its plans. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c)If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. To the extent the Company 401(k) Plan is terminated pursuant to Parent’s request, the Continuing Company Employees shall be eligible to participate in a 401(k) plan maintained by Parent or any of its Subsidiaries or Affiliates as soon as reasonably practicable following the Closing Date.

(d)The Company will provide Parent with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any of its Subsidiaries if such communications relate to the compensation, employment or labor aspects of the transactions contemplated hereby, and will provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution.

(e)Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program or Contract maintained or sponsored by Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program or Contract after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.15 shall create any Third Party beneficiary rights in any Company Employee or current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 6.16    Proxy Statement; Company Stockholder Approval.

(a)As soon as reasonably practicable following the date of this Agreement, and in any event no later than March 24, 2016, the Company shall file with the SEC a preliminary Proxy Statement. Parent shall, and shall direct its independent accountants, counsel and other Representatives to, cooperate with the Company in the preparation of the Proxy Statement, and use its commercially reasonable efforts to furnish all information, data and documentation concerning Parent and Merger Sub that is necessary or appropriate in connection with the preparation of the Proxy Statement. The Company shall respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use its reasonable best efforts to cause the preliminary Proxy Statement to be cleared by the staff of the SEC and the Proxy Statement to be filed in definitive form and be mailed to its stockholders in a timely manner such that the Company Meeting is able to be validly held in accordance with Applicable Law, the Company’s certificate of incorporation and the Company’s bylaws as soon as reasonably practicable; provided, however, that the Company may postpone the Company Meeting to a date no later than ten (10) Business Days prior to the date of the Parent Meeting. No filing of, or amendment or supplement to, or response to staff comments on, the Proxy Statement shall be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon and giving reasonable consideration in good faith to such comments. If at any time prior to the Company Meeting (or any adjournment or postponement thereof) any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Applicable Law, disseminate such amendment or supplement to the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, or the transactions contemplated hereby.

(b)The Company shall take all actions necessary to duly call, establish a record date for, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Company Meeting”), so that the Company Meeting occurs as soon as reasonably practicable following the date the Proxy Statement is first mailed to its stockholders, in accordance with Applicable Law, the Company’s certificate of incorporation and the Company’s bylaws; provided, however, that the Company may postpone the Company Meeting to a date no later than ten (10) Business Days prior to the date of the Parent Meeting; provided, further, that the Company may, in its reasonable discretion, further postpone or adjourn the Company Meeting after reasonable consultation with Parent only (i) if, as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Requisite Company Stockholder Approval at the Company Meeting (such postponement or adjournment to be for no more than five (5) Business Days and shall be to no later than the date three (3) Business Days prior to the End Date (such periods to be calculated by reference to Business Days in NY)) or (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with the Company’s outside legal counsel) is necessary or required to be filed and disseminated under Applicable Law, the Company’s certificate of incorporation or the Company’s bylaws (such postponement or adjournment to be for no more than a reasonable amount of time and shall be to no later than the date three (3) Business Days in NY prior to the End Date). Once the Company has established a record date for the Company Meeting, the Company shall not change such record date or establish a different record date for the Company Meeting without the prior written consent of Parent, unless required to do so by the DGCL. If the record date for the Company Meeting is changed, the Company shall, as to that record date, comply with each of its obligations under this Section 6.16. In connection with the Company Meeting, the Company shall, (i) unless there has been a Change in Recommendation in accordance with Section 6.02(c), use reasonable best efforts to obtain the Requisite Company Stockholder Approval and (ii) otherwise comply with all legal requirements applicable to such meeting. The Company shall include in the Proxy Statement the Company Recommendation, unless there has been a Change in Recommendation in accordance with Section 6.02(c). Without limiting the generality of the foregoing, the Company shall submit this Agreement for the adoption by its stockholders at the

Company Meeting whether or not a Change in Recommendation shall have occurred or an Acquisition Proposal shall have been publicly announced or otherwise made known to the Company, the Company Board or the Company’s Representatives or its stockholders.

Section 6.17    Parent Shareholder Circular; Parent Shareholder Approval.

(a)As soon as reasonably practicable following the date of this Agreement, Parent shall prepare and submit for approval to the HKSE the Parent Shareholder Circular. The Company shall, and shall direct its independent accountants, counsel and other Representatives to, cooperate with Parent in the preparation of the Parent Shareholder Circular, and use its commercially reasonable efforts, subject to Section 9.04(b), to furnish all information, data and documentation concerning the Company and its Subsidiaries that is necessary or appropriate in connection with the preparation of the Parent Shareholder Circular. Parent shall respond promptly to any comments from the HKSE or the staff of the HKSE on the Parent Shareholder Circular. Parent shall use its reasonable best efforts to cause the Parent Shareholder Circular to be filed with the HKSE and to be disseminated to its shareholders, in each case, as and to the extent required by the Listing Rules and any other Applicable Law, as soon as reasonably practicable. No filing of, or amendment or supplement to, or response to staff comments on, the Parent Shareholder Circular shall be made by Parent without providing the Company and its counsel a reasonable opportunity to review and comment thereon and giving reasonable consideration in good faith to such comments. If at any time prior to the Parent Meeting (or any adjournment or postponement thereof) any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Parent Shareholder Circular, so that the Parent Shareholder Circular would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and Parent shall promptly file an appropriate amendment or supplement describing such information with the HKSE and, to the extent required by the Listing Rules or Applicable Law, disseminate such amendment or supplement to the shareholders of Parent. Parent shall notify the Company promptly of the receipt of any comments from the HKSE or the staff of the HKSE and of any request by the HKSE or the staff of the HKSE for amendments or supplements to the Parent Shareholder Circular or for additional information and shall supply the Company with copies of all correspondence between Parent or any of its Representatives, on the one hand, and the HKSE or the staff of the HKSE, on the other hand, with respect to Parent Shareholder Circular, or the transactions contemplated hereby.

(b)Parent shall take all actions necessary to duly call, establish a record date for, give notice of, convene and hold an ordinary general meeting of its shareholders, for the purpose of approving this Agreement and the transactions contemplated hereby, including the Merger (the “Parent Meeting”), so that the Parent Meeting occurs as soon as reasonably practicable following the date on which the HKSE grants clearance with respect to the Parent Shareholder Circular, in accordance with Applicable Law, the Listing Rules, and Parent’s articles of incorporation; provided, that Parent may, in its reasonable discretion, postpone or adjourn the Parent Meeting after reasonable consultation with the Company only (i) if, as of the time for which the Parent Meeting is originally scheduled (as set forth in the applicable notice), there are insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Meeting or to the extent that at such time Parent has not received proxies sufficient to allow the receipt of the Requisite Parent Shareholder Approval at the Parent Meeting (such postponement or adjournment to be for no more than five (5) Business Days and shall be to no later than the date three (3) Business Days prior to the End Date (such periods to be calculated by reference to Business Days in Hong Kong)) or (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Parent Board has determined in good faith (after consultation with Parent’s outside legal counsel) is necessary or required to be filed and disseminated under Applicable Law, the Listing Rules or Parent’s articles of incorporation (such postponement or adjournment to be for no more than a reasonable amount of time and shall be to no later than the date three (3) Business Days in Hong Kong prior to the End Date).

(c)In connection with the Parent Meeting, the directors of Parent shall include the Parent Recommendation in the Parent Shareholder Circular; provided, that nothing in this Section 6.17(c) shall limit such directors’ right to withdraw, amend, qualify or modify the Parent Recommendation in the Parent Shareholder Circular based on such directors’ finding in good faith (after consultation with external legal counsel) that the failure to do so would constitute a breach of their fiduciary duties under Applicable Law (any withdrawal of the Parent Recommendation or amendment, qualification or modification of the Parent Recommendation in a manner adverse to the Company, a “Parent Recommendation Change”). Parent shall promptly notify the Company in writing of any determination to make a Parent Recommendation Change.

(d)The Company shall, and shall cause its respective Company Employees and Representatives, to use reasonable best efforts to provide to Parent all cooperation that is reasonably requested by Parent in connection with the preparation of the Parent Shareholder Circular, including (i) participating in a reasonable number of meetings, drafting sessions, due diligence sessions and sessions with Parent’s Representatives in connection with the preparation of the Parent Shareholder Circular, (ii) delivering to Parent the financial statements, data and documentation of the Company required to be included in, or used in the preparation of, the Parent Shareholder Circular and (iii) using reasonable best efforts to cause its current and former independent accountants to cooperate with Parent’s independent accountants in preparation of (or, at Parent’s request, to lead in the preparation of) the pro forma financial statements and reconciled financial statements, and whatever comfort letters, are required to be included in, or used in preparation of, the Parent Shareholder Circular.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent not prohibited by Applicable Law, waiver of, as of the Closing, of the following conditions:

(a)Requisite Company Stockholder Approval. The Requisite Company Stockholder Approval shall have been obtained in accordance with the DGCL;

(b)Requisite Parent Shareholder Approval. The Requisite Parent Shareholder Approval shall have been obtained in accordance with the Applicable Law of Luxembourg, the articles of incorporation of Parent and the Listing Rules;

(c)Regulatory Authorizations. Any applicable waiting period (or any extensions thereof) under the HSR Act relating to the consummation of the Merger shall have expired or been terminated and any approvals or consents required under any other Antitrust Laws shall have been obtained;

(d)No Injunction. No court of competent jurisdiction or any Governmental Entity having jurisdiction over any party hereto shall have issued any Order, nor shall there be in effect any Applicable Law or other legal restraint, injunction or prohibition that makes consummation of the Merger illegal or otherwise prohibited; and

(e)No Governmental Proceeding. No Governmental Entity in the U.S. or a jurisdiction where more than 5% of the Company’s and its Subsidiaries’ combined sales occur and with actual jurisdiction over the parties shall have commenced a Proceeding challenging or seeking to restrain, enjoin or otherwise prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, or seeking to prohibit or limit Parent’s or Merger Sub’s ability to own, control, direct, operate or retain all or a portion of the business operated by the Company and its Subsidiaries, in each case, that would, considering the merits of the claims, available defenses (procedural and substantive) and likelihood that such Governmental Entity ultimately will prevail, (i) create a significant risk of a restraint or injunction being imposed that prohibits the consummation of the Merger or (ii) have a Company Material Adverse Effect or a material adverse effect on Parent’s ability to acquire, own, operate and enjoy the benefit of owning and operating the Company following the closing of the Merger. For the avoidance of doubt, nothing in this Section 7.01(e) shall limit the scope of any other condition in Section 7.01 or Section 7.02.

Section 7.02    Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction, or to the extent not prohibited by Applicable Law, waiver of, as of the Closing, of each of the following conditions:

(a)Representations and Warranties. Each of the representations and warranties of the Company (i) contained in Section 4.01(a) (Organization), Section 4.03 (Corporate Authority to enter into this Agreement; No Violation), Section 4.02 (Capital Stock and Indebtedness), and Section 4.18 (Opinion of Financial Advisor) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) contained in Section 4.10(b) (No Company Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and (iii) contained in Article 4 (other than the representations and warranties listed in clause (i) or clause (ii) above), without giving effect to any materiality or Company Material Adverse Effect qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)Covenants. The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c)No Material Adverse Effect. Since the date of this Agreement, there have not been any Effects that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)Payoff Letter. Parent shall have received an executed copy of the Payoff Letter referred to in Section 6.11; and

(e)Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in clauses (a), (b) and (c) of this Section 7.02.

Section 7.03    Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction, or to the extent not prohibited by Applicable Law, waiver of, as of the Closing each of the following conditions:

(a)Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct, except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, prevent or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger, in each case, as of the date of the Closing as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b)Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to Closing; and

(c)Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent as to the satisfaction of the conditions in clauses (a) and (b) of this Section 7.03.

ARTICLE 8

TERMINATION

Section 8.01Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a)by mutual written agreement of the Company and Parent;

(b)by either the Company or Parent, if:

(i)the Closing shall not have occurred at or before 5:00 P.M. (New York City time) on December 31, 2016 (the “End Date”); provided that, if all of the conditions to Closing set forth in Article 7 have been satisfied or, to the extent permitted hereunder, waived (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing and the conditions set forth in Section 7.01(c) and/or Section 7.01(d) (solely with respect to matters addressed in Section 7.01(c))), the End Date may be extended by either the Company or Parent from time to time by written notice to the other party to a time and date no later than 5:00 P.M. (New York City time) on March 3, 2017, the latest of any of which times and dates shall thereafter be deemed to be the End Date; provided, further, however, that the right to extend the End Date or terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred at or prior to the End Date;

(ii)the Requisite Company Stockholder Approval shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof, in each case, at which a vote on such adoption was taken;

(iii)the Requisite Parent Shareholder Approval shall not have been obtained at the Parent Meeting or at any adjournment or postponement thereof, in each case, at which a vote on such approval was taken; or

(iv)any court of competent jurisdiction or any Governmental Entity shall have issued a final, non-appealable Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger, or any Applicable Law shall be in effect that makes consummation of the Merger illegal or otherwise prohibited; or

(c)by Parent, if:

(i)prior to the receipt of the Requisite Company Stockholder Approval, if (A) the Company Board (or any committee thereof) shall have failed to include the Company Recommendation in the Proxy Statement or shall have otherwise effected a Change in Recommendation, (B) the Company enters into an Alternative Acquisition Agreement, (C) the Company shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) in any material respect any provision of Section 6.02 or (D) the Company shall have violated or breached Section 6.16 in a manner that has a material adverse impact on the timing of, or the ability to obtain, the Requisite Company Stockholder Approval;

(ii)the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or any representation or warranty of the Company contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of one of the conditions set forth in Section 7.02(a) or Section 7.02(b) to be satisfied and (B) is incapable of being cured or has not been cured by the Company within thirty (30) calendar days after written notice has been given by Parent to the Company of such breach, failure to perform or failure to be true and correct (or, if earlier, by the End Date); provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of this Agreement; or

(d)by the Company, if:

(i)prior to the receipt of the Requisite Company Stockholder Approval, in order concurrently to enter into a definitive Alternative Acquisition Agreement concerning a transaction that constitutes a Superior Proposal in accordance with Section 6.02(d); provided, that the Company (A) prior to or concurrently with such termination pays to Parent by wire transfer in immediately available funds the Company Termination Fee required to be paid pursuant to Section 8.03(a)(ii) and (B) concurrently with such termination, enters into such definitive Alternative Acquisition Agreement; or

(ii)Parent shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or any representation or warranty of Parent contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of one of the conditions set forth in Section 7.03(a) or Section 7.03(b) to be satisfied, and (B) is incapable of being cured or has not been cured by Parent within thirty (30) calendar days after written notice has been given by the Company to Parent of such breach, failure to perform or failure to be true and correct (or, if earlier, by the End Date); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of this Agreement; or

(iii)prior to the receipt of the Requisite Parent Shareholder Approval, if (A) the Parent Board (or any committee thereof) shall have failed to include the Parent Recommendation in the Parent Shareholder Circular or shall have otherwise effected a Parent Recommendation Change or (B) Parent shall have violated or breached Section 6.17 in a manner that has a material adverse impact on the timing of, or the ability to obtain, the Requisite Parent Stockholder Approval;
The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is effected and the basis for such termination.
Section 8.02    Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party, any Representative of such party or any Parent Related Party to each other party hereto; provided, however, that the provisions of this Section 8.02, Section 8.03 and Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, further, that nothing herein shall relieve the Company from any liability for any fraud or Willful Breach of this Agreement prior to such termination.

Section 8.03    Company Termination Payments.

(a)If, but only if, this Agreement is terminated by:

(i)Parent pursuant to Section 8.01(c)(ii) or either Parent or the Company pursuant to Section 8.01(b)(i) or 8.01(b)(ii), and in any such case (x) prior to the date of such termination (or the date of the Company Meeting in the case of termination pursuant to Section 8.01(b)(ii)), an Acquisition Proposal or an intention to make an Acquisition Proposal shall have been communicated to the management of the Company or the Company Board or shall have been publicly disclosed and (y) within fifteen (15) months after such termination, (1) the Company enters into a definitive agreement with respect to any Acquisition Proposal (provided, that for purposes of this Section 8.03(a)(i), the references to “fifteen percent (15%)” in the definition of Acquisition Transaction shall be deemed to be references to “fifty percent (50%)”) with a Third Party that is thereafter consummated or (2) the Company consummates the transactions contemplated by any Acquisition Proposal with a Third Party, which, in the case of (1) or (2), need not be the same Acquisition Proposal described in clause (x) above;

(ii)the Company pursuant to Section 8.01(d)(i);

(iii)Parent pursuant to Section 8.01(c)(i) (but only in circumstances where Parent does not have a right to terminate pursuant to Section 8.01(b)(ii)); or

(iv)either the Company or Parent pursuant to Section 8.01(b)(ii);
then, in the case of Sections 8.03(a)(i), (ii) or (iii), the Company shall pay, or cause to be paid, to Parent or Parent’s designee(s), as the case may be, an amount in cash equal to $54,700,000, or, in the case of Section 8.03(a)(iv), an amount in cash equal to $13,700,000 (such applicable amount, the “Company Termination Fee”); provided, however, that any payment of the Company Termination Fee payable in accordance with Section 8.03(a)(iv) shall not affect Parent’s or Parent’s designee(s)’, as the case may be, right to receive any Company Termination Fee otherwise due under Section 8.03(a)(i), but shall reduce, on a dollar for dollar basis, any Company Termination Fee that subsequently becomes due and payable under Section 8.03(a)(i).
(b)Any payments required to be made under Section 8.03(a) shall be made by wire transfer of same day funds to the account or accounts designated by Parent, (w) in the case of Section 8.03(a)(i), on the same day as the consummation of any transactions contemplated by an

Acquisition Proposal or the entry into a definitive agreement with respect to an Acquisition Proposal, (x) in the case of Section 8.03(a)(ii), immediately prior to or concurrently with such termination, and (y) in the case of Section 8.03(a)(iii) or Section 8.03(a)(iv), promptly, but in no event later than two (2) Business Days (such period to be calculated by reference to Business Days in NY) after the date of such termination.

(c)For the avoidance of doubt, subject to the final proviso in Section 8.03(a), any payment made by the Company under this Section 8.03 shall be payable only once with respect to this Section 8.03 and not in duplication even though such payment may be payable under one or more provisions hereof.

(d)Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.03 are an integral part of this Agreement and the transactions contemplated hereby and that without such agreements the Company, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to pay the Company Termination Fee due pursuant to this Section 8.03 or any portion thereof and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in an Order against the Company for such amounts or any portion thereof, the Company shall pay to Parent or Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amount of the Company Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

Section 8.04    Parent Termination Payment.

(a) If, but only if, this Agreement is terminated by:

(i)either the Company or Parent pursuant to Section 8.01(b)(iii); or

(ii)the Company pursuant to Section 8.01(d)(iii) (but only in circumstances where the Company does not have a right to terminate pursuant to Section 8.01(b)(iii)), then Parent shall pay, or cause to be paid, to the Company or the Company’s designee(s), as the case may be, an amount in cash equal to, in the case of Section 8.04(a)(i), $13,700,000, or, in the case of Section 8.04(a)(ii), $18,200,000 (such applicable amount, the “Parent Termination Fee”).
(b)Any payments required to be made under Section 8.04(a) shall be made by wire transfer of same day funds to the account or accounts designated by the Company promptly, and in no event later than two (2) Business Days (such period to be calculated by reference to Business Days in Hong Kong) after the date of such termination.

(c)For the avoidance of doubt, any payment made by Parent under this Section 8.04 shall be payable only once with respect to this Section 8.04 and not in duplication even though such payment may be payable under one or more provisions hereof.

(d)Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.04 are an integral part of this Agreement and the transactions contemplated hereby and that without such agreements the Company, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if Parent fails to pay the Parent Termination Fee due pursuant to this Section 8.04 or any portion thereof and, in order to obtain such payment, the Company commences a suit which results in an Order against Parent or Merger Sub for such amounts or any portion thereof, Parent shall pay to the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amount of the Parent Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE 9

MISCELLANEOUS

Section 9.01Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained) or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows:
if to Parent or Merger Sub, to:
Samsonite International S.A.
13-15 Avenue de la Liberté
L-1931, Luxembourg
Attention:     Kyle F. Gendreau
Executive Director and Chief Financial Officer
John B. Livingston
Vice President and General Counsel
with a copy to:

Samsonite International S.A.
575 West Street, Suite 110
Mansfield, MA 02048
Attention:     Kyle F. Gendreau
Executive Director and Chief Financial Officer
John B. Livingston
Vice President and General Counsel
Facsimile:     (508) 851-8720

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:     Ethan Klingsberg
Neil Markel
Facsimile:     (212) 225-3999
if to the Company, to:
Tumi Holdings, Inc.
1001 Durham Avenue
South Plainfield, NJ 07080
Attention:     Peter L. Gray
Executive Vice President and General Counsel
Facsimile:     (908) 222-7878
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Attention:    Thomas H. Kennedy
David J. Goldschmidt
Timothy M. Fesenmyer
Facsimile:    (212) 735-2000

Section 9.02    Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or otherwise expressly by its terms survives the Effective Time, which covenants or agreements shall survive until fully performed.

Section 9.03    Amendments, Modification and Waivers.

(a)Any provision of this Agreement may be amended, modified or waived at any time before or after approval of this Agreement and the Merger by the Boards of Directors of the Company, Parent and Merger Sub if, but only if, such amendment, modification or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that following the receipt of the Requisite Company Stockholder Approval, no such amendment, modification or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained; provided, further, that following the receipt of the Requisite Parent Shareholder Approval, no such amendment, modification or waiver shall be made or given that requires the approval of the shareholders of

Parent under the Listing Rules unless the required further approval is obtained; and provided, further, that no amendment of any provision of this Agreement to which the Financing Sources are intended third party beneficiaries pursuant to Section 9.05 that is materially adverse to any Financing Source shall be effective without the written consent of such Financing Source.

(b)Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04    Costs; Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except that (a) any filing fees paid to Governmental Entities in connection with filings made pursuant to Antitrust Laws shall be shared equally by the Company and Parent and (b) the reasonable and documented, out-of-pocket fees and expenses incurred by the Company in connection with any conversion or reconciliation of the Company Financial Statements (or any consolidated financial statements of the Company subsequently prepared by the Company) required for the Parent Shareholder Circular shall be borne by Parent.

Section 9.05    Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of Applicable Law or otherwise) without the prior written consent of the other parties and any purported assignment in violation of this Section 9.05 shall be null and void; provided that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors, and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (i) the provisions of Section 6.07, which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, (ii) the provisions of this Section 9.05 and Sections ý9.03, ý9.06, 9.07(b), 9.08, ý9.09 and 9.15, which shall inure to the benefit of the Financing Sources and such Financing Sources shall be entitled to rely on and enforce the provision of such sections and (iii) the provisions of Section 9.15, which shall inure to the benefit of the Parent Related Parties. For the avoidance of doubt, no holder of Shares shall have any third-party beneficiary rights under this Section 9.05 or any other provision of this Agreement.

Section 9.06    Governing Law. This Agreement and any Proceedings arising out of or related hereto or to the Merger or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the

Applicable Law of the State of Delaware, including all matters of construction, validity and performance, without regard to the conflicts of law rules of such State that would refer a matter to the laws of another jurisdiction.

Section 9.07    Jurisdiction.

(a)The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by Applicable Law.

(b)Notwithstanding anything herein to the contrary, each party hereto further agrees that New York State or United States Federal courts sitting in the borough of Manhattan, City of New York shall have exclusive jurisdiction over any action (whether at law or at equity and whether brought by any party hereto or any other Person) brought against any Financing Source in connection with the Debt Financing or in any way relating to this Agreement or the transactions contemplated hereby, and that no party hereto will bring or support, or permit any of their Affiliates to bring, any such action in any other court.

Section 9.08    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY ACTION RELATING TO THE DEBT FINANCING OR INVOLVING A FINANCING SOURCE.

Section 9.09    Specific Performance; Remedies. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement).

Section 9.10    Severability. Other than with respect to Section 8.03 and Section 8.04, which are integral parts of this Agreement, if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.11    Entire Agreement. This Agreement, the Confidentiality Agreement, the exhibits to this Agreement, the Schedules, the Company Disclosure Schedules and the Parent Disclosure Schedules and any documents delivered by the parties hereto in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 9.12    Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution and delivery of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party hereto by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 9.13    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.15    Non-Recourse.

(a)This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Notwithstanding anything herein to the contrary, no Parent Related Party shall have any Liability (whether at law, in equity, in contract, in tort or otherwise) to the Company, any holder of Shares or any other Person for any obligations or Liabilities to any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

(b)Notwithstanding anything to the contrary that may be expressed or implied in this Agreement and without limiting the generality of Section 9.15(a), no Parent Related Party shall have any Liability to the Company or any of its Affiliates or Representatives, or any holder of Shares, or any Person claiming by, under or through the Company, or any other Person relating to or arising out of this Agreement, the Commitment Documents or any of the transactions contemplated by any such agreement, or in respect of any other document or theory (whether at law, in equity, in contract, in tort or otherwise) or in respect of any oral representations made or alleged to be made in connection herewith or therewith (whether at law, in equity, in contract, in tort or otherwise); provided that this clause shall not impair, limit or affect any claims or causes of action related to agreements entered into with the Financing Sources by the parties thereto.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
TUMI HOLDINGS, INC.

By:     /s/ Jerome Griffith
Name: Jerome Griffith
Title: Chief Executive Officer and President

SAMSONITE INTERNATIONAL S.A.

By:    /s/ Ramesh D. Tainwala
Name: Ramesh D. Tainwala
Title:     Executive Director & Chief Executive Officer

PTL ACQUISITION INC.

By:    /s/ Kyle F. Gendreau
Name: Kyle F. Gendreau
Title: Director